EXHIBIT 10.1

CONTRIBUTION AGREEMENT

Between

FIFTH AVENUE 58/59 ACQUISITION CO. L.P.

a Delaware limited partnership,

BP 767 FIFTH LLC

a Delaware limited liability company,

and

767 VENTURE, LLC

a Delaware limited liability company

Premises:

767 Fifth Avenue

New York, New York

- i -

Schedules

A	Description of the Land
4(b)	Wiring Instructions for Fidelity National Title Insurance Company
5(b)	Permitted Encumbrances
7(h)	Future Commissions and Future Tenant Inducement Costs
9(a)(ii)	Certificates of Insurance
9(a)(iii)	Outstanding Capital Improvements
9(b)(i)	Pending Leases
11(c)(ii)-1	Leases
11(c)(ii)-2	Outstanding Tenant Inducements
11(c)(ii)-3	Tenants with Pending Overage Rent Audits
11(c)(iii)	Contracts
11(c)(iv)	Security Deposits
11(c)(v)	Tenant Arrearage
11(c)(vi)	Litigation
11(c)(x)	Building Employees and CBAs
11(c)(xi)	Brokerage Agreements
11(c)(xii)-1	Existing Mortgage Loans
11(c)(xii)-2	Existing Mezzanine Loans
11(c)(xii)-3	Existing Mortgage Loan Documents
11(c)(xii)-4	Existing Mezzanine Loan Documents
11(c)(xiii)	Open Tax Years
11(c)(xv)	Certain ERISA Matters
36(a)-1	Permitted Tenant Estoppel Modifications
36(a)-2	Required Tenant Estoppel Certificates

- ii -

Exhibits

A	Form of Deed
B	Form of Bill of Sale
C	Form of Notice to Tenants
D	Form of FIRPTA Affidavit
E	Form of Title Affidavit
F	Form of Tax Protection Agreement
G	Form of Assignment and Assumption of Leases and Contracts
H	Form of Assignment Agreement
I	Form of Assignment and Assumption of Brokerage Agreements
J	Form of Assignment and Assumption of Union Contract
K	Form of Post-Closing Escrow Agreement (Section 20(c)) and Form of Escrow Agreement (Section 20(d))
L	Form of Press Release
M-1	Form of Tenant Estoppel Certificate
M-2	Form of Tenant Estoppel Certificate (Certain Required Tenants)
N	Form of Letter of Credit
O	Form of JV Agreement
P	Form of Lease Amendment
Q	Form of Promissory Note
R	Form of Guaranty

- iii -

THIS CONTRIBUTION AGREEMENT (this “Agreement”) made as of the 23rd day of May, 2008 by and between FIFTH AVENUE 58/59 ACQUISITION CO. L.P., a Delaware limited partnership (“Owner”), having an office c/o Macklowe Properties, 767 Fifth Avenue, New York, New York 10153-0023, BP 767 FIFTH LLC, a Delaware limited liability company (the “Investor”), having an address at 599 Lexington Avenue, New York, New York 10022, and 767 VENTURE, LLC, a Delaware limited liability company (the “Company”), having an address at 599 Lexington Avenue, New York, New York 10022.

W I T N E S S E T H:

WHEREAS, Owner is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land (the “Land”) known as 767 Fifth Avenue, New York, New York and more particularly described in Schedule A, together with the building and all other improvements located thereon (collectively, the “Building”; the Building and the Land, collectively, the “Premises”);

WHEREAS, simultaneously herewith, certain affiliates of Owner (collectively, “Legacy Owner”) and BP Manhattan LLC, a Delaware limited liability company (“Legacy Purchaser”) have entered into that certain Purchase and Sale Agreement (the “Legacy PSA”), pursuant to which Legacy Owner is agreeing to sell to Legacy Purchaser, and Legacy Purchaser is agreeing to purchase from Legacy Owner, those certain plots, pieces and parcels of land known as 125 West 55th Street, Two Grand Central Tower and 540 Madison Avenue, New York, New York, together with the building and all other improvements located thereon and certain related personal property; and

WHEREAS, subject to and upon the terms and conditions of this Agreement, Owner and Investor desire that on the Closing Date: (a) Owner and Investor shall enter into that certain amended and restated limited liability company agreement of the Company, in the form attached hereto as Exhibit O (the “JV Agreement”); (b) Investor (together with its co-investors) shall make a cash contribution to the Company in exchange for the issuance by the Company to Investor and such co-investors of ownership interests in the Company and shall also make loan(s) to the Company; and (c) Owner shall contribute the Property to the Company (or, at the Company’s direction, a wholly owned subsidiary thereof) in exchange for (i) the issuance by the Company to Owner of an ownership interest in the Company, (ii) a cash distribution by the Company of the proceeds of such loan(s) and (iii) an additional cash distribution by the Company to Owner, all as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	DEFINITIONS.

Acquisition Loan	Section 2(b)(ii)
Additional Rent	Section 7(b)(ix)
Agreement	Preamble
Anti-Money Laundering Laws	Section 11(c)(xviii)
Applicable Interest Rate	Section 20(c)(i)
Apportionment Date	Section 7(a)
Arbiter	Section 20(d)(iii)
Asbestos	Section 11(g)
Base Rents	Section 7(b)(i)
Benefit Plans	Section 11(c)(xv)
BPI	Section 28(b)
BPLP	Section 10(h)
Breach	Section 20(c)(ii)
Broker	Section 14(a)
Brokerage Agreements	Section 11(c)(xi)
Building	Recitals
business day	Section 4(f)
Cash Deposit	Section 4(b)
Casualty Election Date	Section 12(d)
CBAs	Section 10(d)
Claim Notice	Section 20(d)
Claimed Damage	Section 20(d)
Closing	Section 18
Closing Date	Section 18
COBRA	Section 10(c)
Code	Section 21
Common Control Entity	Section 11(c)(xv)
Company	Preamble
Condemnation Election Date	Section 13(c)
Contracts	Section 10(a)(ii)
day(s)	Section 4(g)
DBSWPA	Section 10(d)
Debt Financed Distribution	Section 2(c)(ii)
Default Rate	Section 7(j)
Deposit	Section 4(b)
Depositary	Section 20(d)
Depositary Meeting	Section 20(d)
Diligence Party	Section 11(d)
Disclosed Survey Items	Section 5(a)
Dispute	Section 20(d)(i)
Dispute Notice	Section 20(d)(ii)
Employees	Section 10(c)
Environmental Laws	Section 11(g)
ERISA	Section 11(f)(v)
Escrow Agent	Section 4(b)
Escrow Agreement	Section 20(d)(ii)

Escrow Funds	Section 20(d)(ii)
Estoppel Material Adverse Effect	Section 36(b)
Excluded Personalty	Section 8
Existing Contracts	Section 11(c)(iii)
Existing Lease Documents	Section 11(c)(ii)
Existing Lender Consent Letter Agreement	Section 38(a)
Existing Lender Reserves and Escrows	Section 38(e)
Existing Lenders	Section 38(a)
Existing Loan Documents	Section 11(c)(xii)
Existing Loans	Section 2(d)
Existing Mezzanine Loans	Section 2(d)
Existing Mortgage Loans	Section 2(d)
Existing Title Report	Section 6(a)(i)
Extended Limitation Period	Section 20(c)(iv)
Final Closing Statement	Section 7(i)
Final Damage	Section 20(d)(iii)
Final Determinations	Section 20(d)
Financial Institution	Section 11(c)(xvii)
Future Commissions	Section 7(h)(i)
Future Tenant Inducement Costs	Section 7(h)(ii)
Hazardous Materials	Section 11(g)
Holdback	Section 20(c)(ii)
Investor	Preamble
Investor Contribution	Section 2(b)(i)
Investor Loan	Section 2(b)(ii)
Investor’s Representatives	Section 3(a)
JV Agreement	Recitals
Land	Recitals
Leases	Section 10(a)(i)
Legacy Owner	Recitals
Legacy PSA	Recitals
Legacy Purchaser	Recitals
Letter of Credit	Section 4(b)
LIBOR	Section 20(c)(i)
Limitation Period	Section 11(c)
Loan Assumption	Section 38(a)
LOC Issuer	Section 4(b)
Macklowe Distribution	Section 2(c)(ii)
Macklowe Tenant	Section 17(c)(ix)
Material Adverse Effect	Section 20(d)
Material Breach	Section 20(d)(i)
Material Breach Credit	Section 20(d)(i)
Maximum Liability Amount	Section 20(c)(i)
Member Interests	Section 2(b)(i)
Multiemployer Pension Plan	Section 10(e)(ii)
New Closing Notice	Section 6(d)

Non-Objectionable Encumbrances	Section 6(a)(iv)
Notices	Section 19
OFAC	Section 11(c)(xvii)
Overage Rent	Section 7(b)(iii)
Owner	Preamble
Owner Designated Title Company	Section 6(g)
Owner Interest Party	Section 11(c)(xvii)
Owner Knowledge Individuals	Section 11(c)
Owner Parties	Section 3(d)
Owner Update Certificate	Section 17(a)(xv)
Owner’s Broker	Section 14(a)
Owner’s Claimed Damage	Section 20(d)
Patriot Act	Section 11(c)(xviii)
PCBs	Section 11(g)
Pending Lease Transaction	Section 9(b)(i)
Permitted Encumbrances	Section 5
Permitted Updates	Section 10(g)(i)
Person	Section 11(c)(xvii)
Personalty	Section 2(c)(i)
Post-Closing Employees	Section 10(e)(i)
Post Closing Escrow Agreement	Section 20(c)(ii)
Preliminary Closing Statement	Section 7(i)
Premises	Recitals
Property	Section 2(c)(i)
Property Taxes	Section 7(a)(ii)
Qualification	Section 10(g)(i)
Qualified Issuer	Section 20(c)(ii)
Rents	Section 7(a)(i)
Representation(s)	Section 11(c)
Required Tenant Estoppel Certificates	Section 36(a)
Required Tenants	Section 36(a)
Scheduled Closing Date	Section 18
Specially Designated Nationals and Blocked Persons	Section 11(c)(xvii)
Subsidiary(ies)	Section 2(d)
Subsidiary Owner	Section 2(d)
Substitute Guarantor	Section 38(b)
Survey	Section 5(a)
Taking	Section 13(a)
Tax Certiorari Proceeding	Section 15
Tenant Estoppel Certificate	Section 36(a)
Tenant Inducement Costs	Section 7(h)(ii)
Termination Nullification Notice	Section 20(d)(i)
Termination Nullification Period	Section 20(d)(i)
Threshold Amount	Section 20(c)(i)
Title Company	Section 6(a)(i)

Title Cure Period	Section 6(a)(iv)
Title Objections	Section 6(a)(iii)
to Owner’s Actual Knowledge	Section 11(c)
Transfer Tax Laws	Section 16(a)
Transfer Taxes	Section 16(a)
Transferred Security Deposits	Section 17(a)(viii)
Update Exception	Section 6(a)(iii)
Update Objection Deadline	Section 6(a)(iii)
Update Objections	Section 6(a)(iii)
U.S. Person	Section 11(c)(xvii)
Utilities	Section 7(e)
Violations	Section 6(f)
Waiver Notice	Section 20(d)(i)

2.	CONTRIBUTIONS; ISSUANCE OF INTERESTS; DISTRIBUTIONS; ASSUMPTION OF LOANS.

Subject to the terms and conditions of this Agreement, on the Closing Date the following transactions shall occur, and shall be deemed to occur in the following order:

(a) Owner, Investor and the other parties to be members of the Company shall execute and deliver the JV Agreement.

(b) (i) Investor shall contribute, and cause the other members of the Company (other than Owner) to contribute, to the Company an aggregate amount equal to FIVE HUNDRED THREE MILLION ONE HUNDRED THIRTY THOUSAND AND 00/100 DOLLARS ($503,130,000.00) (the “Investor Contribution”), and in exchange for the Investor Contribution, the Company shall issue to such Investor and such other members (other than Owner) membership interests in the Company (collectively, the “Member Interests”), having the rights and obligations set forth in the JV Agreement.

(ii) Investor shall loan, and cause the other members of the Company (other than Owner) to loan, to the Company an aggregate amount equal to FOUR HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($450,000,000.00) (the “Investor Loan”); provided, the Company, in its sole discretion, may elect to borrow funds from a third party pursuant to a loan satisfying the applicable credit and other criteria and requirements set forth in the Tax Protection Agreement to be delivered at the Closing in the form attached hereto as Exhibit F (such loan, the “Acquisition Loan”), in which case, the Investor Loan shall be reduced dollar-for-dollar to the extent of the Acquisition Loan, such that the aggregate amount of the Investor Loan and the Acquisition Loan shall be an amount equal to FOUR HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($450,000,000.00).

(c) (i) Owner shall contribute, assign and convey the following property to the Company (or, if directed by the Company, to the Subsidiary

Owner (as defined below)): (A) the Premises; (B) all grants, easements, rights of way or use, privileges and appurtenances to the Premises and any and all development rights relating to the Premises; (C) the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other personal property owned by Owner or Owner’s property manager and located at the Premises (but excluding any Excluded Personalty (as hereinafter defined)) (collectively, the “Personalty”), subject to depletions, replacements or additions thereto in the ordinary course of business of the Premises between the date hereof and the Closing Date provided that the Premises are operated in accordance with the provisions of Section 9 hereof, (D) all right, title and interest of the lessor in, to and under the Leases in effect on the Closing Date at the Premises (subject to Section 9); (E) all of Owner’s right, title and interest in and to the Contracts in effect on the Closing Date for the Premises (subject to Section 9); and (F) all of Owner’s right, title and interest in and to all transferable licenses, approvals, certificates, warranties and permits held by Owner or Owner’s property manager and exclusively relating to the use, occupancy or operation of the Premises, and all other items of intangible personal property owned by Owner or Owner’s property manager and exclusively relating to the use, occupancy or operation of the Premises (the items described in clauses (A) through (F) above are sometimes referred to hereinafter, collectively, as the “Property”). The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Investor Contribution is allocable thereto.

(ii) In exchange for the Property, Investor shall cause the Company to: (A) issue to Owner a membership interest in the Company (the “Owner Interest”), having the rights and obligations set forth in the JV Agreement, and which the parties agree shall be deemed to have a value of TWO HUNDRED TEN MILLION AND 00/100 DOLLARS ($210,000,000.00) based on the total capitalization of the Company and the percentage interest ownership in the Company represented by the Owner Interest, (B) transfer to Owner by wire transfer of immediately available funds to one or more accounts to be designated by Owner, FOUR HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($450,000,000.00) (the “Debt Financed Distribution”) to Owner, it being agreed by the parties that the Debt Financed Distribution shall be funded solely with proceeds from the Investor Loan and/or the Acquisition Loan, as applicable, and is intended by the parties to qualify as a “debt-financed transfer” under Treasury Regulations Section 1.707-5(b), and (C) distribute to Owner by wire transfer of immediately available funds to one or more accounts to be designated by Owner, TWO HUNDRED FORTY MILLION AND 00/100 DOLLARS ($240,000,000.00) (such distribution, together with the Debt Financed Distribution, collectively, the “Macklowe Distribution”), subject to apportionment as provided in Section 7.

(iii) Harry Macklowe shall execute and deliver to the maker of the Investor Loan and/or the Acquisition Loan, as applicable, a guaranty in the form of Exhibit R relating to the Investor Loan and/or the Acquisition Loan, as applicable.

(d) Subject to the terms of Section 38, in addition to the Owner Interest and the Macklowe Distribution, Investor shall cause (i) the wholly-owned subsidiary of the Company (any wholly-owned subsidiary of the Company, a

“Subsidiary” and, collectively, the “Subsidiaries”) which acquires fee title to the Premises (the “Subsidiary Owner”) to assume that certain mortgage loan in the principal amount of $1,300,000,000.00 on the date hereof encumbering the Premises and more particularly set forth on Schedule 11(c)(xii)-1 (the “Existing Mortgage Loan”), and (ii) one or more of its Subsidiaries that are direct or indirect owners of the Subsidiary Owner to be substituted as the borrowers under those certain mezzanine loans in the aggregate principal amount of $600,000,000.00 on the date hereof relating to the Premises and more particularly set forth on Schedule 11(c)(xii)-4 (collectively, the “Existing Mezzanine Loans”; the Existing Mortgage Loan and the Existing Mezzanine Loans, collectively, the “Existing Loans”) and to assume the same.

(e) The Company will use a portion of the Investor Contribution equal to TWO HUNDRED SIXTY THREE MILLION ONE HUNDRED THIRTY THOUSAND AND 00/100 DOLLARS ($263,130,000.00) to repay a portion of the Existing Mezzanine Loans (such portion being referred to as the “Lehman/UBS Mezzanine Interests” in the Existing Lender Consent Letter Agreement (as hereinafter defined)) as provided in the Existing Lender Consent Letter Agreement.

(f) The parties shall execute, deliver and exchange the other agreement, documents, instruments and other items to be executed, delivered and/or exchanged on the Closing Date pursuant to Section 17 hereof and the other provisions of this Agreement.

3.	ACCESS.

(a) Subject to the provisions of Section 3(b), Investor and its agents, employees, consultants, inspectors, appraisers, engineers, contractors, prospective investors, and the agents, employees, consultants, inspectors, appraisers and engineers of Investor’s prospective investors (collectively, “Investor’s Representatives”) shall have the right, prior to the Closing Date, from time to time, upon at least two (2) business days’ prior written notice to Owner, to enter upon and pass through the Premises during normal business hours to examine and inspect the same. Notwithstanding any such inspection, Investor’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise, except as may be otherwise expressly set forth in this Agreement; it being agreed that Owner is permitting Investor such right of inspection and access as a courtesy to Investor. Without limiting the generality of the foregoing, (x) Investor agrees that (1) Investor shall not have any so-called “due diligence period” and (2) except for the rights of Investor expressly set forth in this Agreement, Investor shall have no right to terminate this Agreement or obtain a reduction of the Investor Contribution as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Premises, the operations of the Premises or otherwise), and (y) Investor shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in Sections 6(b), 10(h), 12(a)(ii), 13(a)(ii), 20(b) and 20(d)(i).

(b) In conducting any inspection of the Premises or otherwise accessing the Premises, Investor shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Investor nor any of Investor’s Representatives shall (i) contact or have any discussions with any of Owner’s employees, agents or representatives (other than (x) with the Owner’s representatives accompanying Investor in its inspection of any the Premises, (y) the Owner Knowledge Individuals or (z) the Brokers), or with any tenants at, or contractors providing services to, the Premises, unless in each case (xx) such contact or discussions do not involve the Premises or (yy) Investor obtains the prior written consent of Owner, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Noah Leonard at Macklowe Properties, (ii) interfere with the business of Owner (or any of its tenants) conducted at the Premises or disturb the use or occupancy of any occupant the Premises or (iii) damage the Premises. In conducting the foregoing inspection or otherwise accessing the Premises, Investor and Investor’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming under or through such tenants). Owner may from time to time establish reasonable rules of conduct for Investor and Investor’s Representatives in furtherance of the foregoing. Investor shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Owner and shall give Owner at least two (2) business days’ prior notice thereof. Owner shall be entitled to have a representative present at all times during each such inspection or other access. Investor agrees to pay to Owner on demand the reasonable cost of repairing and restoring any damage which Investor or Investor’s Representatives shall cause to the Property, and Owner agrees to provide reasonable supporting documentation for such costs, provided, that Investor shall not be responsible for such costs to the extent that they are paid from the proceeds of Owner’s insurance. If Investor does not pay to Owner such cost within five (5) business days’ demand by Owner, Investor shall pay to Owner such cost with interest at the Default Rate. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Investor or Investor’s Representatives relating to such inspection and its other access shall be at the sole expense of Investor. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Owner’s default), Investor shall: (A) promptly deliver to Owner, at no cost to Owner, and without representation or warranty, the originals of all tests, reports and inspections of the Premises, made and conducted by Investor or Investor’s Representatives or for Investor’s benefit which are in the possession or control of Investor or Investor’s Representatives, and (B) promptly return to Owner copies of all due diligence materials delivered by Owner to Investor or confirm in writing to Owner that Investor has destroyed all copies and abstracts thereof. Investor and Investor’s Representatives and any others who gain access to the due diligence materials provided by or on behalf of Owner through Investor or Investor’s Representatives shall treat all such due diligence materials (other than information which is generally available to the public other than as a result of a disclosure by Investor or any Investor’s Representative or becomes available to Investor on a non-confidential basis from other sources not known by Investor to be subject to confidentiality obligations to Owner or any Owner Parties or information that is developed independently by Investor other than from any confidential information) as confidential and proprietary to Owner, and shall not disclose to others during the term of this Agreement (or thereafter in the event that the Closing hereunder shall not occur) any such due diligence materials whether verbal or written, or any description whatsoever which may come within the knowledge of Investor, Investor’s Representatives or such other parties, unless, in each instance, Investor obtains the prior written consent of Owner. Notwithstanding the foregoing, in the event Investor or any Investor’s Representative is required, requested or demanded by law, regulation or legal process (e.g., oral questions, interrogatories, request for information or documents, subpoena, civil investigation, demand or similar process) to disclose any such confidential and proprietary information, (1) Investor or such Investor’s Representative shall give prompt notice to Owner of such request or demand (to the extent not prohibited by law) so that Owner may, should it elect to do so, seek a protective order or other appropriate remedy to challenge or contest such request and/or waive compliance with the provisions of this Section 3(b) relating to confidentiality, and (2) if, in the absence of a protective order or other remedy nullifying the legal requirement to comply with such request or demand, Investor or such Investor’s Representative is nonetheless legally required to disclose such confidential and proprietary information to a tribunal, Investor or such Investor’s Representative may disclose such information to such tribunal to the extent required without liability hereunder. Investor shall indemnify and hold Owner harmless from any and all damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by Owner in the event Investor breaches any of the terms or provisions of this Section 3 (excluding any consequential, indirect, special or punitive damages). Investor and Investor’s Representatives shall not be permitted to conduct borings of the Premises or drilling in or on the Premises, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Owner (and, if such consent is given, Investor shall be obligated to pay to Owner on demand the cost of repairing and restoring any borings or holes created or any other damage as aforesaid and Owner shall provide reasonable supporting documentation for such costs, and in the event Investor shall become entitled under any other provision of this Agreement to a return of the Deposit, any such repair or restoration cost remaining unpaid shall be withheld from the Deposit and paid to Owner before any remaining balance of the Deposit is returned to Investor). Any liens against the Premises, or any portion thereof, arising from the performance of services by third-party contractors in connection with Investor’s due diligence activities shall be removed by Investor as promptly as practicable and in any event not later than ten (10) business days after Investor shall have been notified of the filing of such liens. The provisions of this Section 3(b) shall survive the Closing or any termination of this Agreement for a period of one (1) year; provided, that (x) Investor’s indemnification obligations contained herein shall survive the Closing or any termination of this Agreement, (y) the obligations of Investor and Investor’s Representatives to treat all due diligence materials regarding Owner or any Owner Parties as confidential and proprietary shall survive the Closing or any termination of this Agreement and (z) the obligations of Investor and Investor’s Representatives to treat all due diligence materials regarding the Property as confidential and proprietary shall survive any termination of this Agreement (but shall not survive the Closing).

(c) Prior to conducting any physical inspection or testing at the Premises, other than mere visual examination, including, without limitation, boring, drilling and sampling of soil, Investor shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Owner and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Owner, which insurance policies must have limits for bodily injury and death of not less than Ten Million Dollars ($10,000,000) for any one occurrence and not less than Ten Million Dollars ($10,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Premises, Investor shall furnish to Owner a certificate of insurance evidencing the foregoing coverages.

(d) Investor agrees to indemnify and hold Owner and its disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Owner, “Owner Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) actually incurred by any of Owner Parties arising from or by reason of Investor’s and/or Investor’s Representatives’ access to, or inspection of, the Premises, or any tests, inspections or other due diligence in respect of the Premises conducted by or on behalf of Investor (excluding any consequential, indirect, special or punitive damages), provided, that Investor shall not be responsible for such costs to the extent that they are paid from the proceeds of the insurance policies referenced in Section 3(c). The provisions of this Section 3(d) shall survive the Closing or any termination of this Agreement.

4.	DEPOSIT.

(a) Intentionally omitted.

(b) Simultaneously with the execution of this Agreement by Investor, Investor shall deliver to Fidelity National Title Insurance Company, as escrow agent (the “Escrow Agent”) either (I) ONE HUNDRED TEN MILLION AND 00/100 DOLLARS ($110,000,000.00) via wire transfer in immediately available federal funds in accordance with the wire instructions set forth on Schedule 4(b) (the “Cash Deposit”), or (II) an irrevocable standby letter of credit issued by Bank of America, N.A. or, at Investor’s option, another Qualified Issuer (the “LOC Issuer”) in substantially the form attached as Exhibit N or such other form acceptable to Owner (the “Letter of Credit”) in favor of Escrow Agent in the aggregate amount of ONE HUNDRED TEN MILLION AND 00/100 DOLLARS ($110,000,000.00) available for drawing. For purposes hereof, the Cash Deposit, the Letter of Credit, or the proceeds thereof drawn and held by Escrow Agent, and any interest accrued on the Cash Deposit or the proceeds of the Letter of Credit that is drawn and held by Escrow Agent pursuant to Section 4(c)(vii) below is referred to herein as the “Deposit”). From time to time, Investor shall have the right to substitute a Letter of Credit for the principal amount of a Cash Deposit (in whole or in part) or a Cash Deposit for a Letter of Credit (in whole or in part), in each instance at

Investor’s sole cost and expense (it being understood that any interest earned on a Cash Deposit shall remain held and disbursed by Escrow Agent as provided in Section 4(c) below).

(c) (i) Escrow Agent shall deliver the Deposit (together with the interest accrued thereon, if applicable) to Owner or to Investor, as the case may be, under the following conditions:

(1) Upon and subject to the occurrence of the Closing, Escrow Agent shall either (y) return the Letter of Credit (without having drawn upon the Letter of Credit unless Escrow Agent is authorized to do so under Section 4(c)(vii) hereof) to Investor in exchange for, and upon tender of, a replacement Letter of Credit in favor of the “Escrow Agent” under the Legacy PSA in the aggregate amount available for drawing of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00) and immediately deliver the same to the “Escrow Agent” under the Legacy PSA to be held and applied in the accordance with the terms and conditions of the Legacy PSA, or (z) deliver (I) to Owner a portion of the Cash Deposit equal to Ninety Million and 00/100 Dollars ($90,000,000.00), together with any interest accrued thereon, and (II) to the “Escrow Agent” under the Legacy PSA the balance of the Cash Deposit equal to Twenty Million and 00/100 Dollars ($20,000,000.00), together with any interest accrued thereon, to be held and applied in the accordance with the terms and conditions of the Legacy PSA; or

(2) Escrow Agent shall either distribute the Cash Deposit (together with the interest accrued thereon) to Owner or draw down the funds available under the Letter of Credit and distribute such funds to Owner following receipt by Escrow Agent of written demand therefor from Owner stating that Investor has defaulted in the performance of its obligations under this Agreement (and specifying the claimed default), provided Investor shall not have given written notice of objection in accordance with the provisions set forth below; or

(3) The Cash Deposit (together with the interest accrued thereon) or the Letter of Credit, as applicable, shall be returned to Investor (without having drawn upon the Letter of Credit unless Escrow Agent is authorized to do so under Section 4(c)(vii) hereof) following receipt by Escrow Agent of written demand therefor from Investor stating that (i) Owner has defaulted in the performance of its obligations under this Agreement (and specifying the claimed default) and that Investor has terminated this Agreement or terminated this Agreement with respect to the Premises, as the case may be, or (ii) this Agreement was terminated (or terminated with respect to the Premises, as the case may be) under circumstances entitling Investor to the return of the Deposit, and specifying the Section of this Agreement which entitles Investor to the return of the Deposit, in each case provided Owner shall not have given written notice of objection in accordance with the provisions set forth below; or

(4) The Deposit (together with the interest accrued thereon) shall be delivered to Investor or Owner as directed by joint written instructions of Owner and Investor.

If the Deposit is held as a Letter of Credit, then in the case of Sections 4(c)(i)(1) and 4(c)(i)(3) above, Escrow Agent shall simultaneously deliver a statement to the LOC Issuer which statement shall acknowledge Escrow Agent’s consent to the cancellation of the Letter of Credit.

(ii) Upon the filing of a written demand for the Deposit by Owner or Investor, pursuant to Section 4(c)(i)(2) or 4(c)(i)(3) above, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within five (5) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis (in reasonable detail) for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit until (x) Escrow Agent receives joint written notice from Owner and Investor directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (y) litigation is commenced between Owner and Investor, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder, including, but not limited to, depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne (as between Owner and Investor) by whichever of Owner or Investor is the losing party in such interpleader action, as determined by a final non-appealable order of such court.

(iii) Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Owner or Investor, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence or willful misconduct. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Investor and Owner, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Owner and Investor for any expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, that, as between Investor and Owner, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Investor or Owner that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit and may decline to take any other action. After delivery of the Deposit in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(iv) Escrow Agent shall have the right at any time to resign upon ten (10) business days’ prior notice to Owner and Investor. Owner shall select a successor Escrow Agent and shall notify Escrow Agent and Investor of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign, provided that such successor Escrow Agent selected by Owner is (x) a title company, trust company or similar company licensed to do business in the State of New York, (y) not an affiliate of Owner or Investor, and (z) approved by Investor, such approval not to be unreasonably withheld, conditioned or delayed. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, or if such successor Escrow Agent selected by Owner does not satisfy the foregoing requirements, Escrow Agent shall have the right to select on behalf of Owner and Investor a bank or trust company licensed to do business in the State of New York and having a branch located in New York County to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Owner and Investor an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder. If Escrow Agent has drawn down on the proceeds available under the Letter of Credit as provided in Section 4(c)(vii) below at the time of delivery to any successor Escrow Agent, then any and all interest accrued thereon and held by Escrow Agent and any subsequent interest accrued thereon and held by such successor Escrow Agent after the transfer of the Deposit shall be delivered to the party that is otherwise entitled to the Deposit upon the disposition of the Deposit pursuant to the provisions of this Section 4(c).

(v) Except as otherwise provided in Section 4(c)(iii) Owner and Investor each hereby agrees to severally (but not jointly) indemnify, defend and hold harmless Escrow Agent from and against fifty percent (50%) of any and all loss, cost, damage, expense and reasonable attorneys’ fees actually incurred by Escrow Agent arising out of it acting as the Escrow Agent hereunder, other than to the extent arising from Escrow Agent’s gross negligence or willful misconduct.

(vi) Upon receipt by Escrow Agent of any Cash Deposit, or if the Letter of Credit is drawn by Escrow Agent, Escrow Agent shall cause the same to be deposited into an interest bearing account at JPMorgan Chase Bank, it being agreed that Escrow Agent shall not be liable for (A) any loss of such investment (unless due to Escrow Agent’s negligence, willful misconduct or breach of its obligations hereunder) or (B) any failure to attain a favorable rate of return on such investment. The interest earned thereon shall be paid to the party entitled to receive the Deposit as provided in this Agreement. The party receiving such interest shall pay any income taxes thereon. Owner’s federal employer identification number is 20-0196262. Investor’s federal employer identification number is 04-3372948.

(vii) The Letter of Credit shall have an initial expiration date which is no earlier than six (6) months from the date hereof. If the Letter of Credit has not been renewed or replaced in either case by the sixtieth (60th) day prior to its expiration date, or LOC Issuer has indicated that it will not renew the Letter of Credit, then Escrow Agent, not earlier than the sixtieth (60th) day before the Letter of Credit expires, shall draw down the entire proceeds of the Letter of Credit, but not before giving Investor five (5) business days’ written notice of Escrow Agent’s intention to do so, and then only if the Letter of Credit has not been renewed or replaced by Investor prior to the end of such five (5) business day period, in which event such proceeds shall be held in escrow by Escrow Agent as the “Deposit” in accordance with the terms of this Agreement, and all references to the Deposit shall be deemed to include any such proceeds so drawn and all interest earned thereon.

(viii) The provisions of this Section 4(c) shall survive the Closing or termination of this Agreement.

(d) At the Closing, (i) Owner shall be entitled to retain the Cash Deposit or the proceeds of the Letter of Credit drawn down by Escrow Agent as provided herein (together with the interest accrued thereon), which amount shall be deemed a part of, and credited against, the Investor Contribution and the Macklowe Distribution, and (ii) Investor shall deliver the balance of the Investor Contribution (i.e., the Investor Contribution (less the amount of any Cash Deposit or the proceeds of any Letter of Credit drawn down by Escrow Agent as provided herein, and in either case any interest accrued thereon, delivered to Owner, but without any reduction for any Letter of Credit), by wire transfer of immediately available funds as herein provided, subject to apportionment as provided in Section 7 below.

(e) All monies payable by Investor or the Company under this Agreement, unless otherwise specified in this Agreement, shall be paid by Investor or the Company, as applicable, causing such monies to be wire transferred in immediately available federal funds to a bank account or accounts at a bank or banks in the United States as designated by (i) Investor, in the case of payments to the Company, and (ii) Owner, in the case of the Macklowe Distribution or any other payments to Owner, and divided into such amounts as may be designated by Investor or Owner, as applicable, to facilitate the consummation of the transactions contemplated by this Agreement.

(f) As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

(g) Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days.

5.	STATUS OF TITLE.

Subject to the terms and provisions of this Agreement, on the Closing Date, the Premises shall be contributed, assigned and conveyed by Owner to the Subsidiary Owner, and the Subsidiary Owner shall accept the same, subject only to the following (collectively, the “Permitted Encumbrances”):

(a) the state of facts disclosed (the “Disclosed Survey Items”) on the survey performed by Earl B. Lovell-S.P. Belcher, Inc. dated July 26, 1998 and most recently updated by visual examination made by Fehringer Surveying, P.C. on May 19, 2007 (the “Survey”), which the parties acknowledge that Investor has received and reviewed, and any further state of facts which are not Disclosed Survey Items as a current survey or private inspection of the Premises would disclose, provided such further state of facts would not materially and adversely affect the current uses of the Premises;

(b) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use in New York, with the standard New York endorsement, and all matters set forth on Schedule 5(b);

(c) Non-Objectionable Encumbrances (as hereinafter defined); and any liens, encumbrances or other title exceptions approved or waived by Investor as provided in this Agreement;

(d) Property Taxes (as hereinafter defined) which are a lien but not yet due and payable, subject to proration in accordance with Section 7 hereof;

(e) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any;

(f) all utility company rights, covenants, restrictions, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises, provided, that in the case of any of the foregoing items which shall not be of record as of the date hereof, the same do not materially adversely affect the present use of the Premises;

(g) any installment not yet due and payable of assessments imposed after the date hereof and affecting the Premises or any portion thereof;

(h) all Violations (as hereinafter defined) now or hereafter issued or noted;

(i) the rights and interests held by tenants under the Leases in effect at Closing and others claiming by, through or under such Leases (and any non-disturbance agreements and memorandum of lease relating thereto of record or as otherwise set forth on Schedule 5(b) (it being understood that nothing contained in this Section 5(i) shall impair Owner’s obligations under Section 9(b) hereof);

(j) consents by Owner or any former owner of all or a portion of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut;

(k) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway;

(l) any lien or encumbrance (including, without limitation, any mechanics’ lien or materialmen’s lien), the removal of which is the obligation of a tenant under a Lease (it being understood that nothing contained in this Section 5(l) impairs Owner’s obligations under Section 9(a) hereof); and

(m) all other matters which, pursuant to the terms of this Agreement, are deemed Permitted Encumbrances.

6.	TITLE INSURANCE; LIENS.

(a) (i) The parties acknowledge that Investor has received and reviewed that certain Title Commitment No. 08-7406-18927-NYM issued by Fidelity National Title Insurance Company, dated March 14, 2008 (the “Existing Title Report”). At the Closing, the Company (or the Subsidiary Owner) shall obtain, at Investor’s sole cost and expense, a policy of owner’s title insurance from Fidelity National Title Insurance Company (on a direct basis through Neil Clark), and any other title insurance companies that Purchaser designates and which are acceptable to the Existing Lenders (collectively, the “Title Company”) in an amount not less than $2,800,000,000.00.

(ii) Investor shall have no right to object to any exceptions or other matters affecting title disclosed in the Existing Title Report or Survey which are Permitted Encumbrances.

(iii) Investor shall direct the Title Company to deliver a new title report and any updates thereto to Owner simultaneously with its delivery of the same to Investor. If, prior to the Closing Date, the Title Company shall deliver any such new title report and any update thereto which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Existing Title Report and are not Disclosed Survey Items and which do not otherwise constitute Permitted Encumbrances hereunder (each, an “Update Exception”), then Investor shall have until the earlier of (x) five (5) business days after delivery of such report or any update thereto to Investor or its counsel or (y) the business day immediately preceding the Closing Date, time being of the essence (the “Update Objection Deadline”), to deliver written notice to Owner objecting to any of the Update Exceptions (the “Update Objections”; the Update

Objections are also collectively referred to herein as the “Title Objections”). If Investor fails to deliver such objection notice by the Update Objection Deadline, Investor shall be deemed to have waived its right to object to any Update Exceptions (and the same shall not constitute Title Objections, but shall instead be deemed Permitted Encumbrances). If Investor shall deliver such objection notice by the Update Objection Deadline, any Update Exceptions which are not objected to in such notice shall not constitute Title Objections, but shall be Permitted Encumbrances.

(iv) Investor shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall not constitute Title Objections, but shall instead be deemed to be Permitted Encumbrances) (A) over which the Title Company is willing to insure (without additional cost to Investor or where Owner pays such cost for Investor), (B) against which the Title Company is willing to provide affirmative insurance (without additional cost to Investor or where Owner pays such cost for Investor), (C) which will be extinguished upon the transfer of the Premises, or (D) which are the responsibility of any tenant under the Leases to cure, correct or remove (collectively, the “Non-Objectionable Encumbrances”). Notwithstanding anything to the contrary contained herein, if Owner is unable to eliminate the Title Objections by the Scheduled Closing Date, unless the same are waived by Investor without any abatement in the Investor Contribution, Owner may, from time to time, upon at least two (2) business days’ prior notice to Investor (except with respect to matters first disclosed during such two (2) business day period, as to which matters notice may be given at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date, for a period not to exceed ninety (90) days in the aggregate (the “Title Cure Period”), in order to attempt to eliminate such exceptions.

(b) If Owner is unable to eliminate any Title Objection within the Title Cure Period which Owner is not obligated to eliminate pursuant to the provisions of Section 6(c) below, then, upon notice from Owner that Owner is unable to eliminate such Title Objection, and unless the same is waived by Investor, Investor may (i) cause the Subsidiary Owner to accept the Premises subject to such Title Objection without abatement of the Investor Contribution, in which event (x) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, (y) Investor shall close hereunder notwithstanding the existence of same, and (z) Owner shall have no obligations whatsoever after the Closing Date with respect to Owner’s failure to cause such Title Objection to be eliminated, or (ii) terminate this Agreement by notice given to Owner within ten (10) business days following the date that Owner gives Investor notice that Owner is unable to eliminate such Title Objection, time being of the essence. If Purchaser shall fail to deliver the termination notice described in clause (ii) above within the ten (10) business day period described therein, time being of the essence, Purchaser shall be deemed to have made the election under clause (i) above. Upon the timely giving of any termination notice under clause (ii) above, Investor shall be entitled to a return of the Deposit, this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder with respect thereto other than those which are expressly provided to survive the termination hereof.

(c) Subject to the terms of this Section 6, it is expressly understood that in no event shall Owner be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections, or take any other actions to cure or remove any Title Objections, or to otherwise cause title to the Premises to be in accordance with the terms of this Agreement on the Closing Date. Owner shall be required to remove, by payment, bonding or otherwise, any Title Objections which (1) can be satisfied and discharged of record by the payment of a liquidated sum not in excess of Ten Million Dollars ($10,000,000) in the aggregate for all such Title Objections, (2) are mechanics’ liens or materialmen’s liens arising from work contracted for by Owner, provided that Owner shall not be obligated to remove, by payment, bonding or otherwise, mechanics’ and materialmen’s liens which are the responsibility of any tenant under a Lease to pay, bond or remove or (3) otherwise have been voluntarily granted by Owner and recorded against the Premises on or after May 1, 2008 (other than (x) Permitted Encumbrances, and (y) any Title Objection with which Owner has the right to encumber the Property pursuant to Section 9).

(d) If Owner shall have adjourned the Scheduled Closing Date in order to cure Title Objections in accordance with the provisions of this Section 6, Owner shall, upon the satisfactory cure thereof, promptly reschedule the Scheduled Closing Date, upon at least seven (7) business days’ prior notice to Investor (the “New Closing Notice”); it being agreed, however, that if any Title Objections arise between the date the New Closing Notice is given and the rescheduled Scheduled Closing Date, Owner may again adjourn the Closing for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated; provided, that Owner shall not be entitled to adjourn the new Scheduled Closing Date pursuant to this Section 6 for a period or periods that, when aggregated with the number of days which Owner has previously adjourned the Closing in accordance with this Agreement (but excluding Section 36(b), it being agreed that any extension by Owner under Section 36(b) shall be in addition to any extension(s) under this Section 6(d)), exceed ninety (90) days in the aggregate.

(e) If the Existing Title Report discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to Owner or that of any entity making up Owner, on request Owner shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Owner or any such entity making up Owner in order to induce the Title Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same.

(f) Investor and the Company agree that the Premises shall be accepted subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Premises (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Owner shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Owner shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and the Subsidiary Owners shall accept the Premises subject to all such Violations, the existence of any conditions at the Premises which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Investor Contribution or the Macklowe Distribution.

(g) If any of the title companies comprising the Title Company shall be unwilling to remove any Title Objections which any Owner Designated Title Company would be willing to remove without additional premium (unless paid by Owner), then Owner shall have the right to substitute any such Owner Designated Title Company for any one or more of the title insurance companies comprising the Title Company (subject to each such title insurance company’s internal aggregate maximum risk exposure and otherwise on the same terms and conditions set forth in each such title insurance company’s standard title insurance agreement or commitment, as the case may be), provided that if Investor elects not to use any such Owner Designated Title Company, such Title Objections which such Owner Designated Title Company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances. “Owner Designated Title Company” shall mean any of the following: Chicago Title Insurance Company, First American Title Insurance Company, Stewart Title Insurance Company, Commonwealth Title Insurance Company, Lawyers Title Insurance Company, LandAmerica Title Insurance Company (either directly or through an authorized agent).

7.	APPORTIONMENTS.

(a) The following shall be apportioned between Owner and the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Apportionment Date”) on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:

(i) subject to Section 7(b) below, prepaid rents, fixed rents and additional rents payable pursuant to the Leases (including, without limitation, operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Leases) (collectively, “Rents”);

(ii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(c) below;

(iii) administrative charges, if any, permitted under the Leases or applicable law, on security deposits held pursuant to the Leases;

(iv) fuel, if any, as estimated by Owner’s supplier, at current cost, together with any sales taxes payable in connection therewith, if any (a letter from Owner’s fuel supplier dated no later than three (3) business days prior to the Closing shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor);

(v) prepaid fees for licenses and other permits assigned to the Company at the Closing;

(vi) any amounts prepaid or payable by Owner under the Contracts that the Company is otherwise obligated to assume as of the Closing Date in accordance with the terms hereof;

(vii) wages and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all Employees (it being understood, however, that the Company shall not be liable for any portion of any withdrawal liability assessed in connection with or related to events occurring prior to the Closing Date);

(viii) interest payable on the Existing Loans; and

(ix) such other items as are customarily apportioned in real estate closings of commercial properties in The City of New York, State of New York.

(b) (i) Monthly base rents (collectively, “Base Rents”) under the Leases shall be adjusted and prorated on an if, as and when collected basis. Base Rents collected by the Company (or the Subsidiary Owner) or Owner after the Closing Date from tenants who owe Base Rents for periods prior to the Closing Date, shall be applied, (A) first to all rents due and payable by the tenant in question for the calendar month in which the Closing occurs, then (B) to all rents due and payable by such tenant for the calendar months following the month in which the Closing occurs, then (C) to all delinquent rents due and payable by such tenant for the calendar months preceding the calendar month in which the Closing occurs. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above, and the party receiving such amount shall, within five (5) business days, pay to the other party the portion thereof to which it is so entitled.

(ii) The Company, after the Closing, shall cause the Subsidiary Owner to bill tenants owing Base Rents for periods prior to the Closing Date, on a monthly basis and use commercially reasonable efforts to collect such past due Base Rents; provided, that the Subsidiary Owner shall have no obligation to commence any actions or proceedings to collect any such past due Base Rents or terminate any Lease. Investor shall provide or cause to be provided to Owner monthly reports setting forth the status of such collection efforts. In addition to the foregoing, Owner may take all steps it deems appropriate, including litigation, to collect Base Rents delinquent as of the Closing Date which are still uncollected; provided, that Owner may not cause any Lease to be terminated. Any such amounts that Owner collects after the Closing shall be applied by Owner as provided in Section 7(b)(i) hereof.

(iii) With respect to any Lease that provides for the payment of additional or escalation rent based upon (A) a percentage of a tenant’s gross sales during a specified annual or other period or (B) increases in real estate taxes, operating expenses, labor costs, cost of living indices or porter’s wages (collectively, “Overage Rent”), such Overage Rent shall be adjusted and prorated on an if, as and when collected basis as set forth below.

(iv) The Company, after the Closing, shall cause the Subsidiary Owner to (A) promptly render bills for any Overage Rent payable for any accounting period that expired prior to the Closing Date or an accounting period in which the Closing Date occurs, but which is to be paid after the Closing Date or an accounting period in which the Closing Date occurs; (B) bill tenants for such Overage Rent attributable to an accounting period that expired prior to the Closing Date, on a monthly basis; and (C) use commercially reasonable efforts in the collection of such Overage Rent; provided, that the Subsidiary Owner shall have no obligation to commence any actions or proceedings to collect any such Overage Rents or terminate any Lease. In addition to the foregoing, Owner shall have the right to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits) which, if collected, shall be applied as provided herein; provided, that Owner may not cause any Lease to be terminated. Owner shall furnish to the Company all information relating to the period prior to the Closing Date necessary for the billing of such Overage Rent, and the Company shall to deliver to Owner, concurrently with delivery to tenants, copies of all statements relating to Overage Rent for any period prior to the Closing Date. The Company, after the Closing, shall cause the Subsidiary Owner to bill tenants for Overage Rents for accounting periods prior to the Closing Date and accounting periods in which the Closing Date occurs in accordance with and on the basis of such information furnished by Owner.

(v) Subject to the terms of this Section 7(b)(v), Overage Rent payable for the accounting period in which the Closing Date occurs shall be apportioned between Owner and the Company based upon the ratio that the number of days in such accounting period prior to the Closing Date bears to the number of days in the entire such accounting period. If, prior to the Closing Date, Owner receives any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing Date, such sums (less reasonable collection costs) shall be apportioned on the Closing Date. If the Company or the Subsidiary Owner receives any installments of Overage Rent attributable to Overage Rent for an accounting period ending prior to the Closing Date or Owner’s proportionate share of Overage Rent attributable to an accounting period in which the Closing Date occurs, such sums (less reasonable collection costs actually incurred by the Company or the Subsidiary Owner shall be paid to Owner within five (5) business days after the Company or the Subsidiary Owner receives payment thereof. If, after the Closing Date, Owner receives any installments of Overage Rent attributable to Overage Rent for the Company’s proportionate share of Overage Rent attributable to an accounting period in which the Closing Date occurs, or an accounting period commencing on or after the Closing Date, such sums (less reasonable collection costs actually incurred by Owner) shall be paid to the Company within five (5) business days after Owner receives payment thereof.

(vi) Any payment by tenants of Overage Rent shall be applied to Overage Rents then due and payable in the following order of priority: (A) first, in payment of Overage Rents by the applicable tenant for the accounting period in which the Closing Date occurs (subject to apportionment pursuant to this Section 7); (B) second, in payment of Overage Rents by such tenant for the period preceding the accounting period in which the Closing Date occurs; and (C) third, in payment of Overage Rents by such tenant for the accounting period following the one in which the Closing Date occurs.

(vii) To the extent any portion of Overage Rent is required to be paid monthly or in other periodic installments by tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year or any other applicable accounting period), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between Owner and the Company on the Closing Date based on such estimated payments (i.e., with (x) Owner entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the Closing Date occurs, to the extent such amounts are as of the Closing Date estimated to equal the amounts ultimately due to Owner for such periods, (y) the Company entitled to receive all monthly installments of such amounts with respect to periods following the calendar month in which the Closing Date occurs, and (z) Owner and the Company apportioning all monthly installments of such amounts with respect to the calendar month in which the Closing Date occurs). At the time(s) of final calculation and collection from (or refund to) tenants of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a re-proration between Owner and the Company, with the net credit resulting from such re-proration, after accounting for amounts required to be refunded to tenants, being payable to the appropriate party (i.e., to Owner if the recalculated amounts exceed the estimated amounts and to the Company if the recalculated amounts are less than the estimated amounts). For the avoidance of doubt, the parties acknowledge and agree that, for purposes of this Section 7(b)(vii), the accounting period for the reconciliation of percentage rent based on sales under that certain Agreement of Lease between Apple Computer, Inc. and Owner, dated November 15, 2005, shall be deemed the period commencing on September 30 and ending on September 29 of the following year.

(viii) To the extent that any amounts are paid or payable to Owner by a tenant under a Lease in advance of the period to which such expense applies, whether as a one time payment or in installments (e.g., for real property tax escalations), such amounts shall be apportioned as provided above but based upon the period for which such payments were or are being made.

(ix) To the extent tenants pay items of Rent which are not Base Rents or Overage Rents, such as charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature (collectively, “Additional Rent”), such rent shall be applied based on the period covered by such Additional Rent charge (i.e., the period the applicable work, utility or service was provided). If (x) Owner or the Company (or the Subsidiary Owner, as applicable) receives a payment from a tenant for Additional Rent, and (y) such tenant does not specify the time period or the particular charge to which such payment relates, then the Additional Rent shall be applied in the following order of priority: (A) first, for the period in which the Closing Date occurred (subject to apportionment pursuant to this Section 7); (B) second, for the period or periods preceding the period in which the Closing Date occurred; and (C) third, for the most recent period or periods after the Closing Date such work, utility or service was provided. In the case of any Additional Rent payable for a period that expired prior to the Closing Date, but which is to be paid after the Closing Date, the Company shall pay the entire amount thereof to Owner within five (5) business days after receipt thereof, less any reasonable collection costs actually incurred. The Company, after the Closing, shall cause the Subsidiary Owner to (A) promptly render bills for any Additional Rent payable for any period that expired prior to the Closing Date, but which is to be paid after the Closing Date; (B) bill tenants for such Additional Rent attributable to a period that expired prior to the Closing Date, on a monthly basis, and (C) use commercially reasonable efforts in the collection of such Additional Rent; provided, that the Subsidiary Owner shall have no obligation to commence any actions or proceedings to collect any such Additional Rent or terminate any Lease. In addition to the foregoing, Owner shall have the right to pursue tenants to collect such delinquencies due for the period prior to the Closing Date (including, without limitation, the prosecution of one or more lawsuits) which, if collected, shall be applied as provided herein; provided, that Owner may not cause any Lease to be terminated. Owner shall furnish to the Company all information relating to the period prior to the Closing Date necessary for the billing of such Additional Rent, and the Company shall cause the Subsidiary Owner to deliver to Owner, concurrently with delivery to tenants, copies of all statements relating to Additional Rent for any period prior to the Closing Date. The Company shall cause the Subsidiary Owner to bill tenants for Additional Rent relating to periods prior to the Closing Date in accordance with and on the basis of such information furnished by Owner. Additional Rent payable for the period in which the Closing Date occurs shall be apportioned between Owner and the Company based upon the same method used to apportion the underlying expense being billed to such tenant, or if such expense is not being apportioned, then based upon the ratio that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period.

(x) To the extent any payment received from a tenant after Closing does not indicate whether the payment is for an item of Base Rent, Overage Rent or Additional Rent, and the same cannot be clearly determined from the context of such payment, then such payment will be applied (x) first, to payment of any Base Rent then due or delinquent, in accordance with Sections7(b)(i) and 7(b)(ii) above, (y) second, to payment of any Additional Rent then due or delinquent, in accordance with Section 7(b)(ix) above and (z) third to any Overage Rent then due or delinquent, in accordance with Sections 7 (b)(iii)-7(b)(viii) above.

(c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Owner or the Company shall make an appropriate payment to the other within five (5) business days based on such recalculation. If as of the Closing Date the Premises or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Owner shall pay the unpaid installments of such assessments which are due prior to the Closing Date and the Company shall pay the installments which are due on or after the Closing Date.

(d) If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Owner shall deliver to the Company or the Company shall deliver to Owner, as the case may be, the amount determined to be due upon such readjustment.

(e) Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Owner’s account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities shall be billed to the Company’s account. If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Owner shall promptly deliver to the Company, or the Company shall promptly deliver to Owner, as the case may be, the amount determined to be due upon such adjustment.

(f) At the Closing, Owner shall receive a credit for the cost to Owner of all cleaning and other supplies that constitute Personalty and are in unopened cartons or packages located at the Premises based on invoices therefor.

(g) The Company shall have no right to receive any rental insurance proceeds in respect of the Premises which relate to the period prior to the Closing Date and, if any such proceeds are delivered to the Company, the Company shall, within five (5) business days following receipt thereof, pay the same to Owner. Owner shall have no right to receive any rental insurance proceeds which relate to the period on or after the Closing Date and, if any such proceeds are delivered to Owner, Owner shall, within five (5) business days following receipt thereof, pay the same to the Company. If a fire or other casualty occurs at the Premises prior to the Closing, then, after the Closing, Owner shall cooperate with the Company in making a claim against Owner’s insurer for tenant rent abatement proceeds that are payable with respect to the period after the Closing (it being understood that the Company (or the Subsidiary Owner) shall receive any and all of the rental insurance proceeds from such claim for rental insurance proceeds for the period after the Closing). Owner, effective as of the date hereof, shall have the Subsidiary Owner named as an additional insured (as its interests may appear) on Owner’s rental insurance policy to facilitate the payment of any claims by Owner’s rent insurer directly to the Company (or the Subsidiary Owner) for a loss which extends beyond the Closing (and Owner, during the period from the date hereof to the Closing Date, shall not change or otherwise reverse the Company’s (or the Subsidiary Owner’s) being so named as an additional insured on such policy).

(h) (i) Subject to the terms of this Section 7(h)(i), if the Closing occurs, then the Company shall be responsible for the payment of all Future Commissions. For purposes hereof, the term “Future Commissions” shall mean, (1) the leasing commissions set forth on Schedule 7(h), (2) any leasing commissions which may become due and payable (whether before or after the Closing Date) pursuant to the Brokerage Agreements (as hereinafter defined) by reason of the exercise by a tenant under a Lease of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver by a tenant under a Lease of any right of cancellation in each case on or after the date hereof, and (3) all leasing commissions which may become due and payable (whether before or after the Closing Date) in connection with any new Leases entered into between the date hereof and the Closing Date and which have been approved (or deemed approved) by Investor to the extent required by the terms hereof (including, without limitation, in connection with any Pending Lease Transaction). If, as of the Closing Date, Owner shall have paid any leasing commissions for which the Company is responsible pursuant to the foregoing provisions, the Company shall reimburse Owner therefor at Closing; provided, that Owner shall supply invoices and statements for all such leasing commissions to the Company prior to the Closing Date. If, as of the Closing Date, there remains payable any brokerage commissions for any of the Leases that remain in effect on the Closing Date (other than the Future Commissions), then Investor shall be entitled to a credit in the amount thereof, provided that Investor shall be responsible for the payment of such brokerage commission(s) from and after the Closing Date. Investor shall indemnify and hold Owner harmless with regard to the payment of such brokerage commission(s) for which Investor has received a credit for at Closing.

(ii) If the Closing occurs, then the Company shall be responsible for the payment of all Future Tenant Inducement Costs. For purposes hereof, the term “Future Tenant Inducement Costs” shall mean, (1) the Tenant Inducement Costs set forth on Schedule 7(h), (2) any Tenant Inducement Costs which may become due and payable (whether before or after the Closing Date) pursuant to the Leases by reason of the exercise of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver of any right of cancellation on or after the date hereof, and (3) all Tenant Inducement Costs which may become due and payable (whether before or after the Closing Date) in connection with any new Leases entered into between the date hereof and the Closing Date and which have been approved (or deemed approved) by Investor to the extent required by the terms hereof (including, without limitation, in connection with any Pending Lease Transaction). If, as of the Closing Date, Owner shall have paid any Tenant Inducement Costs for which the Company is responsible pursuant to the foregoing provisions, the Company shall reimburse Owner therefor at Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances; provided, that “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period (it being agreed that Owner shall bear such loss resulting from any free rental period with respect to the period prior to the Closing Date and that the Company shall bear such loss with respect to the period from and after the Closing Date). If, as of the Closing Date, there remains payable any Tenant Inducement Costs for any of the Leases that remain in effect on the Closing Date (other than the Future Tenant Inducement Costs), then Investor shall be entitled to a credit in the amount thereof, provided that Investor shall be responsible for the payment of such Tenant Inducement Costs from and after the Closing Date. Investor shall indemnify and hold Owner harmless with regard to the payment of such Tenant Inducement Costs for which Investor has received a credit for at Closing.

(i) No less than five (5) days before and no more than ten (10) days prior to the Closing, Owner shall prepare and deliver to Investor a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Owner or to the Company as the result of the adjustments and prorations provided for in this Agreement, and such net due amount will be (A) in the case of any net amount due to Owner, added to the Investor Contribution to be contributed to the Company and distributed to Owner (in addition to the Macklowe Distribution) on the Closing Date, or (B) in the case of any net amount due to the Company, subtracted from the Macklowe Distribution and retained by the Company, as applicable. Investor shall deliver to Owner any comments that Investor may have to the Preliminary Closing Statement not later than three (3) days prior to the Closing and the parties shall endeavor to agree on the Preliminary Closing Statement no later than (1) day prior to the Closing. Notwithstanding anything to the contrary contained herein, the failure of Investor and Owner to agree to the Preliminary Closing Statement shall not be a condition to either Owner’s or Investor’s obligation to close under this Agreement. Not later than the first (1st) anniversary of the Closing Date, Owner and Investor and/or their respective agents or designees will meet to jointly prepare a final closing statement reasonably satisfactory to Owner and Investor in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for in this Agreement, setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid) and correcting any errors in calculation. The net amount due Owner or the Company, if any, by reason of adjustments to the Preliminary Closing Statement as shown on the Final Closing

Statement, shall be paid in cash by the party obligated therefor within five (5) business days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Owner and Investor in the Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Owner and Investor, which items shall be determined and paid in the manner set forth herein and except for other amounts payable hereunder pursuant to provisions which survive the Closing. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

(j) If any payment to be made after Closing under this Section 7 shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus 5% (the “Default Rate”). To the extent a payment provision in this Section 7 does not specify a period for payment, then for purposes hereof such payment shall be due within five (5) business days of the date such payment obligation is triggered.

(k) In the event that, based upon the final adjudication of an audit that is currently being conducted on the date hereof by any of the tenants set forth on Schedule 11(c)(ii)-3 with respect to their respective Leases, such tenant is entitled to a refund of any Overage Rents payable under its Lease with respect to accounting periods ending prior to the Closing Date, then Owner shall pay to Investor an amount equal to such refund within five (5) business days after Owner receives notice from Investor thereof. Investor shall pay any such refunds in respect of accounting periods commencing after such Closing Date. Any such refunds in respect of an accounting period in which a Closing Date occurs shall be apportioned between Owner and Investor based upon the ratio that the number of days in such accounting period prior to such Closing Date bears to the number of days in the entire such accounting period. Owner shall pay to Investor the proportional share of any such refunds which Owner is obligated to pay in respect of the accounting period in which such Closing Date occurs within five (5) business days after Owner receives notice from Investor thereof. Prior to the Closing, Owner shall administer any audits which may be conducted by any tenant and may settle any audit claims by any of such tenants without Investor’s consent; provided, that Owner shall not settle any such audit claims and shall be required to obtain Investor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any such settlement that (A) is an amendment to the Lease with respect to the provisions for the payment of Overage Rents which amendment would be binding on Investor after such Closing, (B) defers the repayment by Owner under the Lease of any refund of Overage Rent in a manner such that Investor would be liable for a greater amount of such refund than would be the case without such deferral or (C) changes the amount that the Company (or Subsidiary Owner, as applicable) is required to use as the base amount for operating expense escalation charges. From and after the Closing, Owner and Investor shall mutually administer any audits which are being conducted by the foregoing tenants and are pending as of the Closing Date, and Investor shall not settle any audit claims by any of such tenants in respect of accounting periods ending prior to such Closing Date or any accounting period in which such Closing Date occurs, in each case without Owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed to the extent that any such settlement would result in Owner being liable for making any payment in respect thereof under this Section 7(k) or otherwise. Notwithstanding anything to the contrary contained in this Section 7 or elsewhere in this Agreement, if any audit of charges for Overage Rent is commenced by any tenant after the date hereof, Owner shall not be liable for any monies owed, if any, to such tenant, whether accruing prior to or after the Closing.

(l) The provisions of this Section 7 shall survive the Closing.

8.	PROPERTY NOT INCLUDED.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any tenant, managing agent (except for equipment located at the Premises and owned by the existing managing agent that is necessary to operate the Building), leasing agent, contractor, or employee at any Building, and any personal property owned by Owner or Owner’s property manager located on the 21st floor of the Premises (collectively, “Excluded Personalty”), shall not be included in the Property being contributed to the Company by Owner hereunder.

9.	COVENANTS OF OWNER.

(a) During the period from the date hereof until the Closing Date, Owner shall:

(i) be permitted to enter into any agreements with unrelated third parties with respect to all or any portion of the Property provided that such agreements expire by their terms on or prior to the Closing Date or, in accordance with its terms, would not be effective following the Closing Date, or, in the case of Contracts, are on commercially reasonable terms and are entered into in the ordinary course of business and may be terminated by the owner of the Property without penalty upon not more than thirty (30) days’ (or less) prior notice; provided, that if an emergency occurs during the period from the date hereof to the Closing Date, then Owner shall have the right to enter into a Contract to respond thereto on commercially reasonable terms taking into account that Owner must react on an emergency basis (regardless of whether such Contract is terminable by the owner of the Property on thirty (30) (or less) days of prior notice), except that if such Contract is not terminable on 30 days’ (or less) prior notice, in no event shall any such Contract require the Company to (i) expend more than One Hundred Thousand Dollars ($100,000) in respect of the Property in the aggregate after the Closing or (ii) involve material capital improvements to the Property, unless, in either such case,

Owner obtains the prior approval of Investor, such approval not to be unreasonably withheld, conditioned or delayed taking into account the emergency nature of such Contract (and Owner shall promptly deliver to Investor a copy of any such Contracts entered into after the date hereof and prior the Closing Date);

(ii) maintain in full force and effect the insurance policies currently in effect with respect to the Premises (or replacements continuing similar coverage) and which are evidenced by certificates of insurance listed on Schedule 9(a)(ii); provided, that Owner may make commercially reasonable modifications to such insurance policies if such modifications do not (i) materially reduce or adversely affect the insurance coverage existing as of the date hereof or (ii) result in an increased premium or deductible thereunder;

(iii) operate and manage the Premises in a manner consistent in all material respects with past practice, except that (A) Owner shall not be required to make any capital improvement or replacement to the Premises and (B) other than the work at the Premises described on Schedule 9(a)(iii), which the Company shall assume at Closing and the cost of which shall be apportioned between the Company and Owner on a work-in-place basis at the Closing (i.e. Owner shall bear the cost of the work performed prior to the Closing and the Company shall bear the cost of all work remaining to be performed from and after the Closing), Owner shall not be permitted to undertake any new capital improvement or replacement to the Premises the cost of which Investor or the Company shall be responsible for except for any capital improvement or replacement which is (x) either (I) required by law or (II) necessary to avoid the imminent threat of damage or injury to persons or property (and Owner shall provide Investor with reasonable prior notice or, in the case of clause (II), such notice as is reasonable under the circumstances, and Investor shall have right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, the terms of the contract providing for the performance of such capital improvement or replacement (but shall not have any approval right over whether Owner has the right to perform such capital improvement or replacement) unless, in the case of clause (II), in Owner’s good faith judgment, the circumstances do not reasonably allow sufficient time for Investor to review and approve the applicable contract for such capital improvement or replacement) or (y) with Investor’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, necessary to maintain the current use of the Property and comply with the obligations of the lessor under the Leases and, in each of the foregoing cases, the actual cost of such new capital improvement or replacement shall be apportioned between Owner and the Company as of the Closing Date based upon the useful life of such capital improvement or replacement as determined in accordance with Generally Accepted Accounting Principles, consistently applied, and Owner shall deliver to Investor a copy of any contract relating to such new capital improvement work or replacements to the Premises;

(iv) comply with the material obligations of the lessor under the Leases;

(v) make the interest payments due under the Existing Loans and otherwise comply with the borrowers’ material obligations thereunder in all material respects;

(vi) provide Investor with notice of any updates to the Representation set forth in Section 11(c)(vi) from time to time prior to Closing and any other update to any Representation within five (5) business days prior to Closing, but only to the extent and subject to the qualification that such updates are to Owner’s Actual Knowledge; and

(vii) on or prior to the Closing Date, Owner shall (at Owner’s cost) terminate the existing Contract for cleaning services with Quality Building Services Corp. effective on or prior to the Closing Date. Owner, on or prior to the Closing Date, shall also cause to be amended any Contract that covers the Premises and other property that Owner or any affiliate of Owner owns or manages so that, as of such Closing Date, such Contract shall apply only to the Premises and not such other property).

(b) During the period from the date hereof until the Closing Date, Owner shall not, to the extent the same would be binding on or affect the Premises or any owner thereof after the Closing without Investor’s prior approval, which approval (except as otherwise provided in this Section 9(b)) shall not be unreasonably withheld, conditioned or delayed:

(i) enter in any new Lease or terminate, amend or modify any Lease (except as required pursuant to its terms or other de minimis amendments or modifications), or release any guarantor of its obligation to guaranty the obligations of the tenant under any Lease (and Investor may grant or withhold approval of any such new Lease or Lease termination, amendment or modification or release of a guarantor in Investor’s sole discretion); provided, that (x) any agreement entered into by Owner with a tenant solely to confirm the terms of any right or option exercised by such tenant and that is set forth in the applicable Lease as of the date hereof shall not require Investor’s consent, and Owner shall deliver to Investor a true, correct and complete copy of any such agreement promptly after execution and deliver thereof, and (y) without Investor’s consent, Owner may enter into the pending new Lease transactions specified on Schedule 9(b)(i) (each, a “Pending Lease Transaction”) on the economic terms specified on such Schedule (or economic terms equivalent to, or more favorable to landlord than, the economic terms specified on such Schedule, on a net effective basis) and (I) in the case of a Pending Lease Transaction for a Lease demising 25,000 rentable square feet or less, on other terms and conditions that are commercially reasonable (taking into account the terms and conditions of other Leases of similar size entered into by Owner) or (II) in the case of a Pending Lease Transaction for a Lease demising more than 25,000 rentable square feet, the final form of Lease for such Pending Lease Transaction (but not any of the economic terms thereof to the extent consistent with the terms for such Pending Lease Transaction set forth on Schedule 9(b)(i)) shall be subject to Investor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) amend or modify (other than de minimis amendments or modifications) or renew any of the Contracts (except to the extent permitted by Section 9(a)(i) above); provided, that Owner shall have the right to enter into a renewal of that certain Contract with DGA Security Systems, Inc. for a period not to exceed one (1) year following the current expiration date thereof on substantially the same terms that currently apply under such Contract, with Investor’s approval for such Contract, which approval shall not be unreasonably withheld, conditioned or delayed;

(iii) enter into any new Contracts (except to the extent permitted by Section 9(a)(i) above) without Investor’s prior approval which approval may be withheld in Investor’s sole discretion;

(iv) grant consent of the lessor to any subletting under, or an assignment of, a Lease; provided, that Owner shall have the right, without Investor’s consent, to consent to a subletting under, or an assignment of, a Lease where either (A) Owner is obligated under the terms of the Lease to consent to such subletting or assignment (or the consent of the lessor is not required) or (B) Owner is obligated to be reasonable in determining whether or not to consent to any such subletting or assignment, and Owner has reasonably determined that there is no reasonable basis to deny consent to such subletting or assignment (and Owner shall give Investor reasonable advance notice before Owner makes such determination and Owner shall consult reasonably with Investor in making such determination prior to entering into any such subletting or assignment);

(v) as prime lessor, enter into a non-disturbance agreement with a subtenant under any Lease (and Investor may grant or withhold approval of any such non-disturbance agreement in Investor’s sole discretion); provided, that Owner shall have the right without Investor’s consent to enter into a non-disturbance agreement with a subtenant under any Lease where either (A) Owner is obligated under the terms of the Lease to enter into such non-disturbance agreement, (B) Owner is renewing or replacing a non-disturbance agreement with a subtenant that previously received a non-disturbance agreement (and such subtenant is entitled to such renewal or replacement pursuant to the terms of the applicable Lease or the terms of such non-disturbance agreement) or (C) Owner is obligated to be reasonable in determining whether or not to enter into a non-disturbance agreement and Owner has reasonably determined that there is no reasonable basis to elect to not enter into such non-disturbance agreement (and Owner shall give Investor reasonable advance notice before Owner makes such determination and Owner shall consult with Investor in making such determination prior to entering into such non-disturbance agreement);

(vi) apply any security deposits held by Owner as lessor under any Leases (and Investor may grant or withhold approval of any such application of security deposits in Investor’s sole discretion), except as permitted by Section 10(b) below; or

(vii) amend or modify the Existing Loan Documents (and Investor may grant or withhold approval of any such amendment or modification in Investor’s sole discretion), other than as contemplated or permitted by this Agreement.

(c) Whenever in Section 9(b) above Owner is required to obtain Investor’s approval with respect to any transaction described therein, Investor shall, within five (5) business days (two (2) business days in the case of Purchaser’s approval of any Lease for a Pending Lease Transaction described in clause (II) of Section 9(b)(i) above, provided that Owner has provided Investor with copies of interim drafts of the applicable Lease during the negotiation thereof) after receipt of Owner’s request therefor, notify Owner of its approval or disapproval of same and, if Investor fails to notify Owner of its disapproval within said five (5) business day period (or two (2) business days period, as applicable) with, where Investor’s approval is not to be unreasonably withheld, the reasonable basis therefor, Investor shall be deemed to have approved same.

(d) Upon written request of Investor, from the Closing Date and for a period of two (2) years following the Closing Date, Owner shall make its records relating to the Premises available to Investor for inspection, copying and audit by Investor’s accountants at Investor’s sole cost and expense. Without limiting the foregoing, from the Closing Date and for a period of two (2) years following the Closing Date, Owner shall, from time to time, upon reasonable advance notice from Investor and at Investor’s sole cost and expense, provide Investor and its representatives, agents and employees with access to the financial and other information in Owner’s possession that (i) relates to the operation of the Premises, (ii) pertains to the period of Owner’s ownership of the Premises, and (iii) is both relevant and reasonably necessary, in the opinion of Investor’s independent, third-party, certified public accountants, to enable Investor and Investor’s outside, third-party, certified public accountants to prepare financial statements on a timely basis in compliance with any or all of (A) Rule 3-14 and Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, (B) any other rule issued by the Securities and Exchange Commission and applicable to Investor or its affiliates, or (C) any registration statement, report or disclosure statement filed with the Securities Exchange Commission by, or on behalf of, Investor or its affiliates (with the understanding, however, that any such inquiry that is made by Investor or Investor’s independent, third-party, certified public accountants shall pertain solely to the affairs of Owner as the owner and operator of the Premises, and shall not extend to the financial or other information of any direct or indirect owner of Owner or any of the affairs of any such direct or indirect owner of Owner or that is otherwise of a confidential or proprietary nature). Owner shall provide for the previous fiscal year and the period through and including the Closing such information and documentation, if available and at Investor’s sole cost and expense, including but not limited to:

(i) rent rolls;

(ii) Owner’s internally-prepared operating statements and prior years’ audited financial statements including supporting work papers and documentation.

(iii) access to the Leases and all information available on tenant improvements and commissions for prior fiscal years;

(iv) Owner’s budgeted annual and monthly income and expenses, and actual annual and monthly income and expenses;

(v) access to the Owner’s cash receipt journal(s) and bank statements for the Premises;

(vi) Owner’s general ledger with respect to the Individual Premises;

(vii) Owner’s schedule of expense reimbursements required under the Leases in effect on the Closing Date, if one exists;

(viii) loan amortization schedules and interest statements;

(ix) a schedule, if one exists, of those items of repairs and maintenance performed by, or at the direction of the Owner;

(x) a schedule, if one exists, of those capital improvements and fixed asset additions made by, or at the direction of, the Owner;

(xi) access to the Owner’s invoices with respect to expenditures; and

(xii) access (during normal and customary business hours) to responsible personnel designated by Owner to answer accounting questions.

10.	ASSIGNMENTS BY OWNER AND ASSUMPTIONS BY THE COMPANY; SECURITY DEPOSITS; EMPLOYEES; CONDITIONS TO CLOSING.

(a) Assignment. On the Closing Date, Owner agrees to assign to the Subsidiary Owner, pursuant to the instruments referenced in the applicable clauses of Section 17(c), without recourse, representation or warranty (except as expressly set forth in this Agreement), and Investor shall cause the Company (or the Subsidiary Owner) to assume Owner’s obligations accruing on and after the Closing Date under, the documents described in clauses (i)-(iv) below:

(i) the right, title and interest of the lessor under the leases, telecommunications leases, licenses, and other occupancy agreements demising space at the Premises, including without limitation any and all guaranties of the tenant’s obligations relating thereto, which are (A) in full force and effect as of the date hereof and listed on Schedule 11(c)(ii)-1, (B) entered into after the date hereof in accordance with the provisions of this Agreement, together with all modifications and amendments thereof and supplements relating thereto that are entered into in accordance with the terms hereof (collectively, “Leases”) (it being understood that the term Leases shall not include any leases, subleases, licenses or other occupancy agreements entered into by tenants, as lessor, under the Leases that are then in effect), and (C) not terminated at or prior to the Closing;

(ii) to the extent transferable, the right, title and interest of Owner under the service, maintenance, supply and other agreements relating to the operation of the Premises and which are (A) in full force and effect as of the date hereof and listed on Schedule 11(c)(iii), (B) entered into after the date hereof in accordance with the provisions of this Agreement, together with all modifications and amendments thereof and supplements relating thereto that are entered into in accordance with the terms hereof (collectively, “Contracts”), and (C) not terminated at or prior to the Closing;

(iii) intentionally omitted; and

(iv) the right, title and interest of Owner in the transferable permits and licenses, if any, relating to the Property and the other intangible Personalty.

(b) Security Deposits. Prior to the Closing, Owner shall have the right (i) to apply any security deposits held under Leases in respect of defaults by tenants under the applicable Leases only in the event the applicable Lease has been terminated prior to the Closing in accordance with the provisions of this Agreement and (ii) to return the security deposit of any tenant thereunder who in the good faith judgment of Owner is entitled to the return of such deposit pursuant to the terms of its Lease or otherwise by law. At the Closing, Owner shall transfer or cause to be transferred or credited (at Owner’s option) to the Company the cash security deposits (and any interest thereon to which the applicable tenant is entitled as part of such cash security deposit) and turn over any letter of credit held by Owner as security under the Leases then held by Owner and not applied to defaults or returned to tenants as above provided, subject to the apportionment of administrative charges pursuant to Section 7(a)(iii) above. To the extent any letters of credit held by Owner as security under the Leases are non-transferable, Owner shall endeavor to cause such non-transferable letters of credit to be re-issued in favor of the Company (or the Subsidiary Owner) prior to Closing, provided that Owner’s failure to cause same to be re-issued shall not be a condition precedent to Investor’s obligations hereunder. In the case of any such non-assignable letters of credit which are not replaced, after the Closing, Owner shall hold such non-assignable letters of credit in escrow for the benefit of the Company and, upon written request by the Company, draw down on any such letter of credit and deliver the proceeds of such draw down to the Company. The Company shall indemnify Owner with respect to any judgments, suits, claims, demands, liabilities and obligations and related costs and expenses (including reasonable attorneys’ fees) arising out of Owner’s draw down and delivery of the proceeds of such letters of credit as directed by the Company. Owner shall use reasonable efforts to cause such non-transferable letters of credit to be re-issued in favor of the Company (or the Subsidiary Owner) post-Closing and Owner shall reasonably cooperate with the Company post-Closing to arrange such transfers, if any. The provisions of this Section 10(b) shall survive the Closing.

(c) Employees. Effective as of the Closing Date, all Building employees listed on Schedule 11(c)(x) (and any replacements thereof) who are union employees and who remain employed at the Premises immediately prior to the Closing Date (the “Employees”) shall be offered the same employment at the Building on the terms and conditions as such Employees were employed immediately prior to the Closing in each case as required by the CBAs (as hereinafter defined). The Company shall be solely responsible for, and hereby assumes (or, at Purchaser’s option, Purchaser shall cause a third party service contractor to be responsible for and assume), all liabilities whatsoever with respect to any and all (i) Employees’ salaries for the period from and after the Closing Date, (ii) benefits attributable to work performed during the period from and after the Closing Date payable to the Employees and all related relevant plan contributions, (iii) benefit continuation and/or severance payments relating to any Employee that may be payable upon any termination of employment of any such Employee from and after the Closing Date, and (iv) notices, payments, fines or assessments due pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Code (“COBRA”) and any rules or regulations as have been issued in connection with any of the foregoing; provided, that if the Company has complied with this Section 10, the Company shall not be responsible for any such liability that arises as a result of the transaction contemplated hereby. The Company shall indemnify and defend Owner and the other Owner Parties against, and shall hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred or suffered by Owner or other Owner Parties as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute, under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, to the extent arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date; provided, that if the Company has complied with this Section 10, the Company will not be responsible for any such claim that arises as a result of the transaction contemplated hereby. Owner hereby agrees to indemnify and defend the Company against, and agrees to hold the Company harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute, under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, to the extent arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date or as a result of the transaction contemplated herein. The provisions of this Section 10(c) shall survive the Closing.

(d) Collective Bargaining Agreements. Effective as of the Closing Date, the Company shall (or Purchaser shall cause a third party service contractor

to) assume, observe, pay and perform all obligations and liabilities under, arising from or otherwise relating to all collective bargaining agreements and other union contracts relating to work performed by the Employees and/or the operation of the Premises (collectively, the “CBAs”) on and after the Closing Date and shall execute an Assignment and Assumption of Union Contract in the form prescribed under Section 17(c) below. The parties acknowledge the enactment of the Displaced Building Service Workers Protection Act, § 22-505 of the Administrative Code of the City of New York (“DBSWPA”). By this Agreement, including, without limitation, the Company’s agreement to assume or cause the Subsidiary Owner or service contractor to assume the CBAs and to offer Employees employment subject to the terms and conditions of the applicable CBAs through this Section 10, the parties have availed themselves of the opt-out provision of § 22-505(d) of DBSWPA. The provisions of this Section 10(d) shall survive the Closing.

(e) ERISA. Owner acknowledges that the Company, at the Closing, will not assume any of the Benefit Plans (as hereinafter defined), or any rights, duties, obligations or liabilities thereunder, nor shall the Company become a successor employer or be responsible in any way for Owner’s (or an entity under common control with Owner) participation in or obligations or responsibilities with respect to any Benefit Plan, nor shall it be obligated by this Agreement to make any provision with respect to employee benefits after the Closing Date. After the Closing, Owner shall comply with the continuation coverage requirements of Section 601 through 609 of ERISA (as hereinafter defined) and COBRA with respect to all of Owner’s employees, regardless of whether such employees are hired by the Company. Owner shall take such actions as are necessary to fully vest as of the Closing Date (x) the accrued benefits of each of Owner’s employees offered employment by the Company as of the Closing Date (“Post-Closing Employees”) under each Benefit Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA), and (y) the interest of each Post-Closing Employee under any Benefit Plan which is a stock option, restricted stock or other stock-based compensation plan. With respect to Owner’s flexible benefit program, if any, to the extent permitted under ERISA or the Code, Owner shall continue to apply amounts credited to the accounts of Post-Closing Employees under such plan to reimburse Post-Closing Employees for covered expenses to the extent that such expenses were incurred on or before the last day of the plan year which includes the Closing Date. Owner shall pay to each Post-Closing Employee, as applicable, as soon as practicable after the Closing Date, the value of any accrued but unused vacation and sick pay entitlements of such employee as of the Closing Date. Owner shall be responsible for any severance payments due to its employees, excluding Employees as a result of the transaction contemplated hereby. Owner shall be solely responsible for compliance with the Workers Adjustment and Retraining Notification Act with respect to employees and former employees of Owner up to the Closing Date. Owner shall hold the Company harmless from and shall indemnify the Company against any and all claims, liability, loss, damages, or expenses (including reasonable attorneys’ fees and court costs) that the Company may incur or suffer as a result of or respect to (1) Owner’s breach of any representation or covenant provided under this Section 10(e), (2) any benefit plan or arrangement (including the Benefit Plans) sponsored, maintained or contributed to by Owner or a Common Control Entity on or prior to the Closing Date (including, without limitation any withdrawal liability resulting from the transaction contemplated herein), and (3) any obligation or liability to any employee or other present or former employee of Owner, or to any dependent, survivor or beneficiary thereof, arising out of or relating to any such person’s employment with Owner or a Common Control Entity prior to the Closing Date. The provisions of this Section 10(e) shall survive the Closing Date.

(f) Conditions to Obligations of Owner. The obligation of Owner to effect the Closing shall be subject to the fulfillment (or written waiver by Owner), at or prior to the Closing Date, of the following conditions:

(i) Representations and Warranties. The representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date; provided, that any breach of the representation and warranty of Investor set forth in Section 11(f)(iv) below as a result of updating such representation and warranty as of the Closing Date may be cured by Investor complying with its obligations to pay the Investor Contribution and otherwise make or cause the Company to make the deliveries and consummate the Closing in accordance with the provisions of this Agreement.

(ii) Performance of Obligations. Investor shall have made (or caused to be made) the Investor Contribution in full and the Company shall have made the Macklowe Distribution, and each of Investor and the Company shall have executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered by Investor and/or the Company hereunder on the Closing Date; and Investor and the Company shall have performed in all material respects all other obligations required to be performed by Investor and/or the Company under this Agreement on or prior to the Closing Date.

(iii) No Termination of Legacy PSA. Legacy Purchaser shall have not elected to terminate the Legacy PSA, whether in its entirety or with respect to any Individual Premises (as defined in the Legacy PSA), other than by reason of a default by Legacy Owner thereunder.

(g) Conditions to Obligations of Investor. The obligation of Investor to effect the Closing (or effect the Closing as to the Premises, as applicable) shall be subject to the fulfillment (or written waiver by Investor), at or prior to the Closing Date, of the following conditions:

(i) Representations and Warranties. The Representations of Owner contained in Section 11(c) shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except to the extent any such Representation expressly states in the applicable subsection containing such Representation that it is made as of a specified date, in which case such Representation shall be deemed remade as of the Closing Date, as if made on and as of such specified date. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Investor shall have no right to terminate this Agreement and there shall be no reduction in the Investor Contribution or the Macklowe Distribution if Owner, in the Owner Update Certificate (as hereinafter defined), makes any Permitted Updates. As used herein, the term “Permitted Updates” shall mean a qualification to the Representations made by Owner in Section 11(c) that (i) (x) either (A) derives from events that occur from and after the date hereof and are outside of the reasonable control of Owner or any person that directly or indirectly controls Owner or (B) derives from an act taken by Owner, or an omission made by Owner, in either case that is permitted to be taken or made by Owner hereunder, and (y) does not derive from a default of Owner hereunder, or (ii) is a qualification to the Representation made by Owner in the last sentence of Section 11(c)(ii) or in Section 11(c)(ix) hereof. If Owner, in the Owner Update Certificate, makes any qualifications to Owner’s Representations that are not Permitted Updates (any such qualification that is not a Permitted Update being referred to herein as a “Qualification”), neither Investor nor the Company shall have any right, remedy or claim against Owner, unless the sum of (w) in the case of Qualifications resulting from circumstances that can be cured by the payment of money, the aggregate cost of correcting all such circumstances, plus (x) in the case of Qualifications resulting from circumstances that cannot readily be corrected with the payment of money, the aggregate diminution in the value of the Premises, exceeds the Threshold Amount, it being agreed that any uncured circumstances involving net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value (after giving credit for any credits or cash payments made by Owner to offset the effect of those costs and impairments to value), in the aggregate, do not exceed the Threshold Amount shall be deemed immaterial, and neither Investor nor the Company shall have any remedy therefor (subject, however, to Section 20(d)). In the event any such uncured circumstances involve net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value identified by Owner (after giving credit for any credits or cash payments made by the Owner set forth above), are in excess of the Threshold Amount, the rights of Investor shall be governed by Sections 20(c) and 20(d) hereof.

(ii) Performance of Obligations. Owner shall have executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered by Owner hereunder on the Closing Date, and Owner shall have performed in all material respects all other obligations required to be performed by Owner under this Agreement on or prior to the Closing Date.

(iii) Estoppel Certificates. Owner shall have delivered to Investor the Required Tenant Estoppel Certificates.

(h) Failure of Condition. If Investor is unable to timely satisfy (and Owner has not waived in writing) the conditions precedent to Owner’s obligation to effect the Closing as set forth in Section 10(f)(i) and (ii), then such failure shall constitute a default hereunder, in which case, Section 20(a) shall govern. If Owner is unable to timely satisfy the conditions precedent to Investor’s obligation to effect the Closing as set forth in Section 10(g) (unless Investor is otherwise willing to waive such conditions), then (i) Owner may, from time to time, if it so elects and without any abatement in the Investor Contribution or the Macklowe Distribution, adjourn the Scheduled Closing Date for a period or periods that, when aggregated with the number of days which Owner has previously adjourned the Closing in accordance with this Agreement, including, without limitation, Section 5 hereof (but excluding Section 36(b), it being agreed that any extension by Owner under Section 36(b) shall be in addition to any extension(s) under this Section 10(h)), does not exceed ninety (90) days in the aggregate, and (ii) if Owner does not so elect to adjourn the Scheduled Closing Date, Investor shall have the right to adjourn the Scheduled Closing Date from time to time for a period or periods that, when aggregated with the number of days which Investor has previously adjourned the Scheduled Closing Date in accordance with this Agreement, does not exceed thirty (30) days in the aggregate, by written notice thereof to Owner within five (5) business days after the Scheduled Closing Date, time being of the essence. If Investor elects to adjourn the Scheduled Closing Date as provided in clause (ii) above, then (A) Owner, in good faith, shall seek to satisfy the conditions to Investor’s obligation to proceed with the Closing (it being agreed that Owner shall have no obligation to expend any funds, commence any litigation or otherwise incur any liability in order to satisfy any such conditions), and (B) Investor and Boston Properties Limited Partnership, a Delaware limited partnership (“BPLP”), shall be obligated, on a joint and several basis, to pay to Owner a per diem amount equal to $350,000.00 on a current monthly basis on the 1st day of each calendar month, in arrears, from and after the Scheduled Closing Date (prior to any such adjournment) until the earliest to occur of (I) the Closing, (II) the termination of this Agreement and (III) the last day of the adjournment period to which Investor adjourned the Scheduled Closing Date (which amounts shall be due and payable whether or not the Closing occurs, and which amounts shall be non-refundable and Owner shall have no liability to Investor or the Company therefor whatsoever). BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 10(h) for such per diem amount. If, after any such extension, the conditions precedent to Investor’s obligation to effect the Closing continue not to be satisfied (and Investor has not waived the same) or neither Owner nor Investor elects such extension and, in either case, such failure of condition precedent is not the result of Owner’s default hereunder (it being agreed that, without limitation, the inability to deliver the Required Tenant Estoppel Certificates is not a default unless such inability derives from Owner’s failure to request the Required Tenant Estoppel Certificate as required by Section 36 hereof), then Investor shall be entitled to terminate this Agreement by notice given to Owner, and upon the timely giving of any such termination notice, Investor shall be entitled to a return of the Deposit and this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof. If the provisions of the preceding sentence would be applicable, except that such failure of condition precedent is the result of Owner’s default hereunder, then Section 20(b) shall govern. The provisions of this Section 10(h) shall survive any termination of this Agreement.

11.	CONDITION OF THE PROPERTY; REPRESENTATIONS.

(a) INVESTOR HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER OWNER NOR ANY OTHER OWNER PARTY, NOR ANY OTHER PERSON ACTING ON BEHALF OF OWNER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY INVESTOR IN CONDUCTING ITS DUE DILIGENCE, NOR ANY SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. INVESTOR FURTHER ACKNOWLEDGES THAT ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE OWNER PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND INVESTOR SHALL NOT HAVE ANY RECOURSE AGAINST OWNER OR ANY OF THE OTHER OWNER PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM , EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. INVESTOR IS ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY OWNER, OR ANY OF THE OTHER OWNER PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. INVESTOR EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY OWNER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION AND THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b) INVESTOR ACKNOWLEDGES AND AGREES THAT IT IS ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WITH THE PROPERTY BEING IN “AS IS” CONDITION AND “WITH ALL FAULTS”, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 12 AND 13 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED. INVESTOR ACKNOWLEDGES AND

AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF CONDITIONS AND INVESTOR SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE DEPOSIT EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTIONS 6(b), 10(h), 12(a)(ii), 13(a)(ii), 20(b) AND 20(d)(i) HEREOF.

(c) Owner hereby represents and warrants to Investor (each a “Representation” and, collectively, the “Representations”) that, as of the date hereof:

(i) (1) Owner is duly formed and in good standing under the laws of the State of Delaware; (2) Owner has full power and authority to own its interest in and operate the Premises and to enter into and perform this Agreement in accordance with its terms; (3) this Agreement and all documents executed by Owner which are to be delivered to Investor or the Company at Closing (A) are, and at the time of Closing will be, duly authorized, executed and delivered by Owner, (B) are, and at the time of Closing will be, the legal, valid and binding obligations of Owner enforceable against Owner in accordance with their respective terms, (C) do not and, at the time of Closing will not, violate any provision of any agreement to which Owner or the Property is subject (except that Owner requires the approval of the Existing Lenders to consummate the transactions contemplated under this Agreement), (D) do not and, at the time of Closing will not, violate any provision of judicial order, law, statute, rule, ordinance, regulation, requirement, decree or restriction to which Owner or the Property is subject, and (E) do not, and at the time of Closing will not, require Owner to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Owner. Owner has not heretofore granted to any third party any option to purchase Owner’s interest in the Property (including, without limitation, any rights of first offer or rights of first refusal to purchase Owner’s interest in the Property), and, to Owner’s Actual Knowledge, no third party has any such option to purchase Owner’s interest in the Property.

(ii) Schedule 11(c)(ii)-1 is a true, correct and complete list of (i) all of the leases, telecommunications leases, licenses and other occupancy agreements currently demising space at the Premises (other than any such leases, licenses, subleases and other occupancy agreements under which a tenant is the lessor thereunder), (ii) all of the guaranties under which a guarantor has guarantied the obligations of the tenant under any such lease, telecommunications lease, license, sublease or other occupancy agreement, (iii) all consents to sublease and consents to assignment that in either case Owner or, to Owner’s Actual Knowledge, any predecessor in interest to Owner has heretofore executed and delivered in respect of such leases, telecommunications leases, licenses, subleases and other occupancy agreements and for which the applicable subleases are in effect, and (iv) all non-disturbance agreements that Owner or, to Owner’s Actual Knowledge, any predecessor in interest to Owner has heretofore executed and delivered with any person or entity that claims by, through or under any such lease, telecommunications lease, license, sublease or other occupancy agreement (the items that are described in the foregoing clauses (i)-(iv) above being collectively referred to herein as the “Existing Lease Documents”). Owner has delivered to Investor, or made available to Investor for review, true and complete copies of all of the Existing Lease Documents. Except as set forth on Schedule 11(c)(ii)-2, Owner (or Owner’s predecessor in interest) has paid, or prior to the Closing Date will pay, to or on behalf of the tenant under the applicable Lease all tenant improvement allowances that such tenant has the right to draw from the landlord pursuant to such Lease with respect to the current term of such Lease as in effect on the date of this Agreement (and specifically excluding any Future Tenant Inducement Costs) (it being understood that Owner shall be responsible for the payment of all such unpaid costs of work set forth on Schedule 11(c)(ii)-2). Except as set forth on Schedule 11(c)(ii)-2, Owner (or Owner’s predecessor) has heretofore performed and paid, or will prior to the Closing Date perform and pay, the cost of any work that the applicable Lease requires the landlord thereunder to perform with respect to the current term of such Lease as in effect on the date of this Agreement (and specifically excluding any Future Tenant Inducement Costs) (it being understood that Owner shall be responsible for the payment of all such unpaid tenant improvement allowances set forth on Schedule 11(c)(ii)-2). The Leases are in full force and effect. Owner has not heretofore received from any of the counterparties under the Existing Lease Documents to which Owner is a party a notice to the effect that Owner is in default in any material respect of the obligations of the landlord under the applicable Lease (except for any such default that Owner has heretofore cured). No base rentals due or to become due under the Leases have been paid by the counterparty thereunder more than one (1) month in advance. Owner has not heretofore pledged or otherwise hypothecated the landlord’s interest under the Leases which pledge or other hypothecation remains outstanding, except to secure the Existing Loans. As of the date of this Agreement, no tenant under any of the Leases has heretofore exercised its right to audit the landlord’s books and records to confirm or challenge the landlord’s calculation of Overage Rent or the landlord’s calculation of charges for electricity, heating, ventilation and air-conditioning services, cleaning services, freight elevator service or any other similar services, except for (i) any such audit that has heretofore been settled or otherwise terminated and (ii) audits that are currently being conducted by the tenants set forth on Schedule 11(c)(ii)-3.

(iii) Schedule 11(c)(iii) is a true, correct and complete list of all of the service, maintenance, construction, supply and other agreements relating to the operation of the Premises that are in effect on the date hereof (other than the Leases and the Brokerage Agreements) (collectively, the “Existing Contracts”). Owner has delivered to Investor, or made available to Investor for review, true and complete copies of the Existing Contracts set forth on Schedule 11(c)(iii).

(iv) Schedule 11(c)(iv) is a true, correct and complete list of the security deposits (whether cash or letters of credit) currently held by Owner under the Leases.

(v) The tenant arrearage schedules set forth on Schedule 11(c)(v) is a true, correct and complete in all material respects as of the date set forth on each such schedule.

(vi) Except for the matters set forth on Schedule 11(c)(vi), there is no action, suit, litigation, hearing or administrative proceeding (including landlord/tenant proceedings) pending against Owner, or, to Owner’s Actual Knowledge, threatened in either case with respect to all or any portion of the Premises, in each case which is not or would not be covered by insurance and which would have a material adverse effect on the use or operation of the Premises.

(vii) There are no condemnation or eminent domain proceedings pending against Owner or any portion of the Property, or to Owner’s Actual Knowledge, which are threatened against the Premises.

(viii) Intentionally omitted.

(ix) As of the date of this Agreement, Owner has received no notice alleging that the work that has heretofore been performed in the plaza of the Building and on the Madison Avenue frontage of the Building has been performed in violation of Section 81-231 of the Zoning Resolution of The City of New York, certificate number N-050116-ZCM.

(x) Schedule 11(c)(x) is a true, correct and complete list of (A) all union and non-union employees presently employed by Owner or Owner’s property manager at the Premises and (B) all CBAs that are binding on Owner with respect to the Premises. Except for the employees whose employment is governed by the CBAs, none of Owner’s employees is represented by a labor union in connection with his or her employment by Owner, and, to Owner’s Actual Knowledge, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. Owner has delivered to Investor, or made available to Investor for review, true, correct and complete copies of the CBAs or a contract negotiations settlement summary if the language and printing of the current CBA has not yet been completed. Except as set forth on Schedule 11(c)(x), Owner is not in default in any material respect of Owner’s obligations under the CBAs. Owner has not received any notice of a claim that Owner is in default in any material respect under the CBAs. There are no pending grievances or labor arbitrations pursuant to any CBAs in respect of the employees that are employed by or on behalf of Owner at the Premises. Owner and Owner’s property manager have paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date for all employees of Owner and Owner’s property manager. Owner and Owner’s property manager are in compliance in all material respects with (x) all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes, including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, and any and all similar applicable state and local laws;

and (y) all material applicable requirements of the Occupational Safety and Health Act of 1970 and comparable regulations and orders thereunder. Owner and Owner’s property manager are not engaged in any unfair employment practice.

(xi) Schedule 11(c)(xi) sets forth a true, correct and complete list of all brokerage agreements entered into by Owner and, to Owner’s Actual Knowledge, entered into by any prior owner of the Premises, in each case affecting the Premises (the “Brokerage Agreements”). Owner has delivered to Investor, or made available to Investor for review, true, correct and complete copies of each of the Brokerage Agreements. Owner (or Owner’s predecessor) has paid, or prior to the Closing Date will pay, all brokerage commissions due pursuant to the Brokerage Agreements with respect to the current term of the Leases as in effect on the date of this Agreement (and specifically excluding any Future Commissions).

(xii) The outstanding principal balances of the Existing Loans are set forth on Schedules 11(c)(xii)-1 and 11(c)(xii)-2. Attached as Schedules 11(c)(xii)-3 and 11(c)(xii)-4 is a schedule of all of the documents and agreements evidencing and/or securing the Existing Loans (collectively, the “Existing Loan Documents”), true, correct and complete copies of which Existing Loan Documents have been delivered to Investor, or made available to Investor for review. Investor hereby acknowledges having received a copy of the Existing Loan Documents. The Existing Loan Documents are in full force and effect. Owner and its affiliates (i) have made all payments of principal, interest and any other sums that are due and payable under the Existing Loan Documents through the date hereof, and (ii) have not received any written notice alleging that any such parties are in default in the performance or observance of any of the material covenants and obligations required to be kept, observed or performed by such parties under the Existing Loan Documents.

(xiii) Schedule 11(c)(xiii) is a true, correct and complete list of all tax years for which Owner has instituted a tax reduction or other proceeding to reduce the assessed valuation of the Property and that remain open or pending.

(xiv) Schedule 9(a)(ii) are true, correct and complete copies of all certificates of insurance evidencing property and casualty insurance policies and liability insurance policies that Owner maintains with respect to the Premises as of the date hereof. Such insurance policies are in full force and effect.

(xv) No employee benefit plan, as defined in Section 3(3) of ERISA to which Owner has contributed to or maintained (other than jointly trusteed plans contributed to by Owner pursuant to the CBAs or other benefit program, arrangement or policy of Owner) (collectively, “Benefit Plans”) provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to employees after their retirement or other termination of employment (other than continuation coverage required under COBRA which may be purchased at the sole expense of the employee). Each Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) is qualified under Section 401(a) of the Code and the trust, if any, forming part of such plan is exempt from federal income tax under Section 501(a) of the Code. A favorable determination letter has been issued by the Internal Revenue Service pursuant to IRS Revenue Procedure 93-39 and its progeny with respect to each such plan and trust, and there are no facts and nothing has occurred that would adversely affect the qualification of such plan. With respect to each employee benefit plan or arrangement (including the Benefit Plans, but excluding any multiemployer plans, as defined in Section 3(37) of ERISA, to which the Owner was obligated to contribute pursuant to a CBA), maintained or contributed to by Owner, (x) there is no actual or contingent liability of Owner under Title IV of ERISA or the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any such plan or the participants (or their beneficiaries) in any such plan (other than the obligation to pay routine benefit claims when due under the terms of such plan), (y) the Property has not been subject to a lien under ERISA or the Code and (z) there is no basis for such liability or the assertion of any such lien with respect to the Property as the result of or after the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 11(c)(xv), Owner has never maintained, contributed to or incurred any obligation or liability with respect to any “multiemployer plan”, as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (either as an employer or a joint employer).

(xvi) Owner owns the Personalty free and clear of all liens and encumbrances (except for the Existing Loans).

(xvii) Owner is not now and shall not be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”)) or otherwise. Neither Owner nor any Person who owns an interest in Owner (other than the owner of publicly traded shares) (collectively, an “Owner Interest Party”) is now or shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(xviii) Neither Owner nor any Owner Interest Party, nor any Person providing funds to Owner: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA Patriot Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(xix) Owner is in compliance with any and all applicable provisions of the Patriot Act.

(xx) Owner is solvent, has the financial capacity to fulfill its obligations hereunder, has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, has not been the subject of an involuntary proceeding in bankruptcy which has not been vacated or stayed within thirty (30) days of the filing of such proceeding, and has not filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, and has not sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in any property. No court of competent jurisdiction has entered an order, judgment, or decree approving a re-organization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Owner or of all or any substantial part of its assets or its interest in any property has been appointed. Owner has not admitted in writing or otherwise alleged to any person or entity that it is insolvent or is suspending or under the pending suspension of its operations.

Any and all uses of the phrase, “to Owner’s Actual Knowledge” or other references to Owner’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Harry Macklowe, William Macklowe or Noah Leonard (the “Owner Knowledge Individuals”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Investor acknowledges that the Owner Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Owner, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Owner set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Owner Knowledge Individuals or of any other individual or entity, shall be imputed to the Owner Knowledge Individuals.

The Representations of Owner contained in this Section 11(c) shall survive the Closing with respect to the Premises for one hundred eighty (180) days following the Closing Date (the “Limitation Period”). Each such Representation shall automatically be null and void and of no further force and effect following the expiration of the Limitation Period unless, on or prior to the expiration of the Limitation Period, Investor shall have provided Owner with a notice alleging that Owner is in breach of such Representation and specifying in reasonable detail the nature of such breach. Investor shall allow Owner sixty (60) days after its notice within which to cure such breach or if such breach cannot be cured within such sixty (60) day period, and Owner notifies Investor it wishes to extend its cure period, such additional reasonable period of time as is required to cure the same so long as such cure has been commenced within such sixty (60) day period and is being diligently pursued to completion, but in no event may the total amount of time for Owner to cure such breach or breaches exceed an additional sixty (60) days. If Owner fails to cure such breach after written notice thereof, Investor’s sole remedy shall be to proceed as provided for in Section 20 hereof.

(d) The Representations of Owner set forth in Section 11(c) are subject to the following limitations: (i) subject to the express provisions of Section 9(b), Owner does not represent or warrant that any particular Lease or Contract will be in force or effect as of the Closing or that the tenants or contractors thereunder, as applicable, will not be in default thereunder, (ii) to the extent that Owner has delivered or made available to Investor (or to any Diligence Party (as defined below)) any Leases, Contracts or other diligence information with respect to the Property at any time prior to the date hereof, and such Leases, Contracts or other diligence information contain provisions inconsistent with any of such Representations, then such representations and warranties shall be deemed modified to conform to such provisions and Investor shall be deemed to have knowledge thereof (it being understood that, subject to the provisions of clause (iii) below, in the case of other diligence information with respect to any particular matter, if Owner has delivered or made available to Investor (or to any Diligence Party) any updated diligence information with respect to such particular matter that is inconsistent with any diligence information with respect to such particular matter previously delivered or made available, then, to the extent of such inconsistency only, the most recently updated diligence information with respect to such particular matter shall be deemed to modify the applicable Representation under this clause (ii)), and (iii) in the event that, prior to the Closing, any Diligence Party shall obtain knowledge of any information that is inconsistent with, and would constitute the basis of a breach of, any Representation or failure to satisfy any condition on the part of Owner, then, promptly thereafter (and, in all events, prior to Closing), Investor shall deliver to Owner notice of such information specifying the Representation or condition to which such information relates, and Investor further acknowledges that such Representation or condition will not be deemed breached in the event a Diligence Party shall have, prior to Closing, obtained knowledge of any information that is inconsistent with such Representation or condition and Investor shall have failed to disclose to Owner as required hereby and Investor shall not be entitled to bring any action after the Closing Date based on such Representation or condition. For purposes of the foregoing, Investor shall only be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) any Diligence Party has knowledge of any fact or information which is inconsistent with such representation or warranty or (2) this Agreement or any Leases, Contracts or other information with respect to the Property delivered or made available to Investor or any Diligence Party contain provisions inconsistent with any of such representations and warranties. “Diligence Party” shall mean any of the following: Robert Silpe, Robert Selsam, Shane Walsh, Mike Walsh, Matthew Mayer and Tom Hill.

(e) Each of the provisions of this Section 11 shall survive the Closing, but such survival shall be limited, in the case of the Representations set forth in Section 11(c), to the extent set forth therein. The provisions of Sections 11(a) and 11(b) shall be deemed incorporated by reference and made a part of all documents or instruments delivered by Owner to Investor, the Company or the Subsidiary Owner in connection with the sale of the Property.

(f) Investor hereby represents and warrants to Owner as of the date hereof and as of Closing that:

(i) Investor is duly formed and in good standing under the laws of the State of Delaware and is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

(ii) Investor has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Investor which are to be delivered to Owner at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Investor and are, and at the time of Closing will be the legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms.

(iii) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited, or requires Investor to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Investor.

(iv) There are no judgments, orders or decrees of any kind against Investor unpaid and unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to Investor’s actual knowledge, threatened against Investor, which would have a material adverse effect on Investor, its financial condition or its ability to consummate the transactions contemplated by this Agreement.

(v) Investor is not making the Investor Contribution with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to make the Investor Contribution, Investor will deliver to Owner at Closing a certificate containing such factual representations as shall permit Owner and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement.

(vi) Investor is not now nor shall it be at any time prior to or at the Closing a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise). Neither Investor nor any officer or director of Investor is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(vii) Neither Investor nor any officer or director of Investor, nor any Person providing funds to Investor: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(viii) Investor is in compliance with any and all applicable provisions of the Patriot Act.

(g) Notwithstanding anything to the contrary set forth in this Agreement, Owner makes no warranty with respect to the presence of Hazardous Materials on, above or beneath the Premises (or any parcel in proximity thereto) or in any water on or under the Premises. Investor’s closing hereunder shall be deemed to constitute an express waiver of Investor’s right to cause Owner to be joined in any action brought under any Environmental Laws with respect to the Premises. The term “Hazardous Materials” means (i) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (viii) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in this Agreement, Investor, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Owner and the other Owner Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Investor has or may have in the future, arising out of the physical environmental condition of the Property, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law.

12.	DAMAGE AND DESTRUCTION.

(a) If all or any part of the Building is damaged by fire or other casualty occurring on or after the date hereof and prior to the Closing Date:

(i) if the estimated cost of repair or restoration is less than or equal to One Hundred Fifty Million Dollars ($150,000,000), and if the estimated time to substantially complete such repair or restoration is twelve (12) months or less from the date of the fire or other casualty, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Investor Contribution or the Macklowe Distribution or any liability or obligation on the part of Owner by reason of such destruction or damage. In such event, Owner shall assign to the Company and the Company shall have the right to make a claim for and to retain any casualty insurance proceeds payable under the casualty insurance policies in effect with respect to the Premises on account of such physical damage or destruction and the Company shall receive a credit against the Macklowe Distribution due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by Owner to collect any such insurance proceeds or to remedy any unsafe conditions at the Premises or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Owner shall exceed the amount of the deductible on such casualty insurance policy, then Investor shall deliver such excess amount to Owner, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty (but in no event earlier than the Closing and in no event shall Investor be required to reimburse Owner for such excess to the extent exceeding the proceeds of insurance received by Investor). Under the foregoing circumstances, Owner shall have the right in its sole discretion to adjust any claim for insurance proceeds; provided, that if the estimated cost of repair or restoration is greater than Five Million Dollars ($5,000,000), Owner shall not have the right to adjust any such claim for insurance proceeds without Investor’s prior approval, such approval not to be unreasonably withheld.

(ii) if the estimated cost of repair or restoration exceeds One Hundred Fifty Million Dollars ($150,000,000), or if the estimated time to substantially complete such repair or restoration exceeds twelve (12) months from the date of the fire or other casualty, Investor shall have the option, exercisable on or prior to the Casualty Election Date (as defined below), time being of the essence, to terminate this Agreement by delivering notice of such termination to Owner, whereupon the Deposit shall be returned to Investor and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this Section 12(a)(ii) shall occur and Investor shall not timely elect to terminate this Agreement, then Investor and Owner shall consummate this transaction in accordance with this Agreement, without any abatement of the Investor Contribution or the Macklowe Distribution or any liability or obligation on the part of Owner by reason of such destruction or damage and, in such event, Owner shall assign to the Company and the Company shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Premises on account of such physical damage or destruction and the Company shall receive a credit against the Macklowe Distribution due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by Owner to collect any such insurance proceeds or to remedy any unsafe conditions at the Premises or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Owner shall exceed the amount of the deductible on such casualty insurance policy, then Investor shall deliver such excess amount to Owner, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty (but in no event earlier than the Closing and in no event shall Investor be required to reimburse Owner for such excess to the extent exceeding the proceeds of insurance received by Investor). Under the foregoing circumstances, Owner shall have the right in its sole discretion to adjust any claim for insurance proceeds; provided, that if the estimated cost of repair or restoration is greater than Five Million Dollars ($5,000,000), Owner shall not have the right to adjust any such claim for insurance proceeds without Investor’s prior approval, such approval not to be unreasonably withheld.

(b) The estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 12(a) above shall be established by estimates obtained by Owner from independent and reputable contractors, subject to Investor’s agreement with such estimates. If Investor disputes such estimation, such dispute shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both Owner and Investor in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Owner and Investor fail to agree on an arbitrator within five days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings in New York, New York. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Owner and Investor.

(c) The provisions of this Section 12 supersede any law applicable to the Premises governing the effect of fire or other casualty in contracts for real property.

(d) “Casualty Election Date” means the tenth (10th) business day following Owner’s delivery of the estimates as described in Section 12(b) above, or if there is a dispute with respect to such estimates, the tenth (10th) business day following the determination of the estimates pursuant to the arbitration contemplated in Section 12(b) above.

(e) In the event of any fire or other casualty, the Closing shall occur on the later to occur of (1) the Scheduled Closing Date and (2) the tenth (10th) business day following the Casualty Election Date, and if clause (2) applies such tenth

(10th) business day shall for all purposes hereunder be deemed the “Scheduled Closing Date”. At Investor’s request, and at the Company’s sole cost and expense with respect to out of pocket costs and expenses incurred by Owner, Owner shall reasonably cooperate with the Company’s efforts after the Closing to adjust and collect any insurance claims pursuant to the terms of this Section 12. The provisions of this Section 12(e) shall survive the Closing.

13.	CONDEMNATION.

(a) If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), or if Owner shall receive an official notice from any governmental authority having eminent domain power over the Premises of its intention to take, by eminent domain proceeding, any part of the Premises (a “Taking”), then:

(i) if such Taking involves 50,000 feet square feet or less of the rentable area of the Building, as determined by an independent architect chosen by Owner (subject to Investor’s review and reasonable approval of such determination and the provisions of Section 12(b), which shall apply, mutatis mutandis, with respect thereto), neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Investor Contribution or the Macklowe Distribution or any liability or obligation on the part of Owner by reason of such Taking; provided, that Owner shall, on the Closing Date, (i) assign and remit to the Company the net proceeds of any award or other proceeds of such Taking which may have been collected by Owner as a result of such Taking less the reasonable expenses incurred by Owner in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to the Company an assignment of Owner’s right to any such award or other proceeds which may be payable to Owner as a result of such Taking and the Company shall reimburse Owner for the reasonable expenses incurred by Owner in connection with such Taking. Owner shall not settle any claim for compensation for a Taking without Investor’s prior consent.

(ii) if such Taking (a) involves more than 50,000 square feet of the rentable area of the Building, as determined by an independent architect chosen by Owner (and reasonably acceptable to Investor), or (b) materially and adversely impedes ingress to and egress from the Building, Investor shall have the option, exercisable on or prior to the Condemnation Election Date (as defined below), time being of the essence, to terminate this Agreement by delivering notice of such termination to Owner, whereupon the Deposit shall be returned to Investor and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other with respect thereto except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this Section 13(a)(ii) shall occur and Investor shall not timely elect to terminate this Agreement, then Investor and Owner shall consummate this transaction in accordance with this Agreement, without any abatement of the Investor Contribution or the Macklowe Distribution or any liability or obligation on the part of

Owner by reason of such Taking; provided, that Owner shall, on the Closing Date, (x) assign and remit to the Company the net proceeds of any award or other proceeds of such Taking which may have been collected by Owner as a result of such Taking less the reasonable expenses incurred by Owner in connection with such Taking, or (y) if no award or other proceeds shall have been collected, deliver to the Company an assignment of Owner’s right to any such award or other proceeds which may be payable to Owner as a result of such Taking and the Company shall reimburse Owner for the reasonable expenses incurred by Owner in connection with such Taking.

(b) The provisions of this Section 13 supersede any law applicable to the Premises governing the effect of condemnation in contracts for real property.

(c) “Condemnation Election Date” means the tenth (10th) business day following Owner’s delivery of an independent architect’s determination as described in Section 13(a)(ii) above.

(d) In the event of any Taking, the Closing shall occur on the later to occur of (1) the Scheduled Closing Date and (2) the tenth (10th) business day following the Condemnation Election Date, and if clause (2) applies such tenth (10th) business day shall for all purposes of hereunder be deemed the “Scheduled Closing Date”.

14.	BROKERS AND ADVISORS.

(a) Investor represents and warrants to Owner that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby other than CB Richard Ellis, Inc. and Citigroup Global Markets Inc. (collectively, “Owner’s Broker”). Investor hereby agrees to indemnify, defend and hold Owner and the other Owner Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (other than Owner’s Broker) engaged by or claiming to have dealt with Investor in connection with this Agreement or the transactions contemplated hereby.

(b) Owner represents and warrants to Investor that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby other than Owner’s Broker. Owner hereby agrees to indemnify, defend and hold Investor and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (including Owner’s Broker) engaged by or claiming to have dealt with Owner in connection with this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 14 shall survive the termination of this Agreement or the Closing.

15.	TAX REDUCTION PROCEEDINGS.

Owner may file and/or prosecute an application for the reduction of the assessed valuation of the Premises or any portion thereof for real estate taxes or a refund of Property Taxes previously paid (a “Tax Certiorari Proceeding”) to the City of New York for any fiscal year ending with the 2006/2007 fiscal year. Owner shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Premises for any fiscal period prior to (but not including) the 2007/08 fiscal year. If, at any time between the date hereof and the Closing Date, there is a tax commission hearing pursuant to a Tax Certiorari Proceeding instituted by Owner for any fiscal years, then Owner shall give Investor ten (10) business days of prior written notice of such hearing and shall provide Investor with copies of any relevant tax filings or other documentation for the applicable fiscal year(s). Investor shall have the right to attend any such tax commission hearing with Owner and Investor shall have the right to approve any settlement that may arise out of such hearing (x) for the 2007/2008 fiscal year, in Investor’s reasonable discretion and (y) for the 2008/2009 fiscal year, in Investor’s sole discretion. Upon Closing, Owner shall substitute the Company (or the Subsidiary Owner) (i) as applicant with regard to any previous Tax Certiorari Proceeding already in effect for the 2007/2008 fiscal year or (ii) as petitioner in any related judicial proceeding for the 2007/2008 or 2008/2009 fiscal years, if such Tax Certiorari Proceeding has not yet been heard by the tax commission. If, at any time after the Closing Date, there is a tax commission hearing pursuant to a Tax Certiorari Proceeding instituted by Owner or the Company (or the Subsidiary Owner) for the 2007/2008 fiscal year, then the Company shall give (or cause the Subsidiary Owner to give) Owner ten (10) business days of prior written notice of such hearing and shall provide Owner with copies of any relevant tax filings or other documentation for the applicable fiscal year(s) to the extent Owner has not notified the Company that such documentation is already in the possession of Owner. Owner shall have the right to attend any such tax commission hearing with the Company (or the Subsidiary Owner, as the case may be) and Owner shall have the right to approve any settlement that may arise out of such hearing in the reasonable discretion of Owner. Without limiting the foregoing, from and after the date hereof until such time as the Tax Certiorari Proceeding for the 2007/2008 fiscal year is settled, the Company and Owner shall mutually prosecute such Tax Certiorari Proceeding with counsel mutually acceptable to the Company and Owner. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs shall be apportioned between Owner and the Company as of the Apportionment Date with a prior allocation of the portion thereof which must be returned or credited to tenants pursuant to the terms of the Leases, Owner hereby agreeing to be responsible for the return or credit of such refund to such tenants for all periods up to and including the Apportionment Date and the Company having such obligation for the return of such refunds attributable to the period from and after the Closing Date (it being understood that (x) the parties shall cause the applicable tax refund to be paid to Marcus & Pollack LLP, as the parties’ counsel in the applicable Tax Certiorari Proceeding, and such counsel shall make the appropriate allocation between Owner and Investor after taking into account the portion of such refund that is payable or credited to tenants, and (y) Investor shall pay or credit such refund to tenants from the aforesaid allocation to Investor). If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs, then (x) within thirty (30) days after receipt by Owner or the Company (or the Subsidiary Owner), as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Owner and the Company, and (y) upon realization by the Company of a tax savings on account of such credit, the Company shall pay to Owner an amount equal to the savings realized (as apportioned) but only after Investor first reimburses the tenants their pro-rata tax savings on account of such credit. All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong to Owner and the tenants under the Leases for which period such refund, credit or other benefit applies (and Investor shall have no interest therein) and, if the same shall be paid to the Company or anyone acting on behalf of the Company, same shall be paid to Owner within five (5) days following receipt thereof and, if not timely paid, with interest thereon from the fifth day following such receipt until paid to Owner at a rate equal to the Default Rate. The provisions of this Section 15 shall survive the Closing.

16.	TRANSFER TAXES AND TRANSACTION COSTS.

(a) At the Closing, Owner and the Company (or the Subsidiary Owner) shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. Owner shall pay at Closing (or cause to be paid at Closing) to the appropriate governmental authority the Transfer Taxes payable by Owner in connection with the consummation of the transactions contemplated by this Agreement.

(b) Owner shall be responsible for the costs of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement.

(c) Except as otherwise provided above, Investor shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement, (iii) all premiums and fees for title examination (including the cost of the any title commitment for an owner’s or lender’s policy of title insurance) and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, including, without limitation, endorsements and mezzanine endorsements and/or UCC insurance policies to be issued to the Existing Lenders in connection with the assumption of the Existing Loans to the extent required by Existing Lenders, (iv) all escrow and/or closing fees, and (v) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

(d) Except as provided in Sections 16(b) and 16(c) above, the parties shall be responsible for the other costs and expenses associated with the assumption of the Existing Loans as provided in Section 38(d) below.

(e) The provisions of this Section 16 shall survive the Closing.

17.	DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a) Owner’s Documents and Deliveries. On the Closing Date, Owner shall deliver or cause to be delivered to the Company the following:

(i) A duly executed and acknowledged Bargain and Sale Deed Without Covenants Against Grantor’s Acts in the form of Exhibit A.

(ii) A duly executed Bill of Sale in the form of Exhibit B.

(iii) Originals or, if originals are unavailable, copies, of the Leases and Contracts then in effect to the extent in Owner’s possession or under Owner’s control.

(iv) Intentionally omitted.

(v) Letters to all tenants under the Leases to be delivered by the Company or the Subsidiary Owner in the form of Exhibit C.

(vi) Originals or, if originals are unavailable, copies, of plans and specifications, technical manuals and similar materials for the Building to the extent same are in Owner’s possession or under Owner’s control.

(vii) A duly executed certification as to the non-foreign status of Owner as prescribed in Section 21 in the form of Exhibit D.

(viii) The cash security deposits (together with interest accrued thereon less any permitted administrative fee) and, subject to the provisions of Section 10(b), letters of credit held by Owner as security under the Leases, but only to the extent the same have not been applied in accordance with the Leases and this Agreement or returned to tenants as permitted by this Agreement and relate to tenants occupying space in the Building on the Closing Date pursuant to Leases then in effect (the “Transferred Security Deposits”).

(ix) Originals or, if originals are unavailable, copies, of all books, records and tenant correspondence relating to the operation of the Premises and maintained by Owner or Owner’s predecessor during Owner’s ownership thereof or Owner’s predecessor’s ownership thereof, in each case to the extent same are in Owner’s possession or under Owner’s control.

(x) Originals or, if originals are unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Premises, to the extent same are in Owner’s possession or under Owner’s control.

(xi) Keys and combinations in Owner’s possession relating to the operation of the Premises.

(xii) Originals of the Tenant Estoppel Certificates obtained pursuant to Section 36 below.

(xiii) All documents and instruments as are required to be executed and delivered, and/or caused to be delivered, by Owner pursuant to the provisions of Article 38 below with respect to the Existing Loans.

(xiv) Copies of Owner’s good standing certificate and other evidence of Owner’s authority delivered to the Title Company (it being agreed that (A) Owner shall deliver to the Title Company a copy of Owner’s good standing certificate and other evidence of Owner’s authority to consummate the transactions contemplated in this Agreement as the Title Company may reasonably require in order to issue the title insurance policies contemplated under Section 6(a)(i) above and (B) Investor have no right to contest the nature or content of such evidence).

(xv) A certificate of Owner stating the extent to which the Representations of Owner as set forth herein are true as of the Closing Date (such certificate being referred to herein as the “Owner Update Certificate”) (it being understood that Owner shall restate the Representation that is set forth in Section 11(c)(v) hereof using arrearages schedules that are dated no earlier than five (5) business days before the Closing Date).

(xvi) A title affidavit from Owner or another person with a reasonable degree of knowledge in the form attached as Exhibit E.

(xvii) A guaranty from Harry Macklowe relating to the Investor Loan (and/or Acquisition Loan, as applicable) in the form attached as Exhibit R.

Owner shall be deemed to have delivered the items set forth in clauses (iii), (v), (vi), (ix), (x) and (xi) above to the extent the same are left in the management office of the Building or the offices of Macklowe Properties on the Closing Date.

(b) Investor’s Documents and Deliveries. On the Closing Date, Investor shall deliver or cause to be delivered to Owner the following:

(i) Payment of the Macklowe Distribution, by 4:00 P.M., eastern time, on the Closing Date (time being of the essence), in the manner required under this Agreement.

(ii) A true, correct and complete copy of promissory note made by the Company evidencing the Investor Loan in the form attached as Exhibit Q and/or such documentation as may be required to evidence the Acquisition Loan, as applicable.

(iii) All documents and instruments, including an assumption of the Existing Loans, as are required to be executed and delivered, and/or caused to be delivered, by Investor, the Company and/or the applicable Subsidiaries pursuant to the provisions of Section 38 below with respect to the Existing Loans.

(iv) (1) Copies of the articles of organization and operating agreement and consent of the members of Investor authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the manager(s)/managing member(s), as applicable, of Investor; (2) a good standing certificate issued for Investor by the state of organization of Investor, dated within thirty (30) days of the Closing Date; (3) a certificate evidencing Investor’s authority to do business in the State of New York issued by the State of New York, dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by an officer or manager(s)/managing member(s), as applicable, of Investor with respect to individuals executing any documents or instruments on behalf of Investor in connection with the transactions contemplated herein.

(c) Jointly Executed Documents. On the Closing Date, each of the following parties shall execute, acknowledge (as appropriate) and exchange the following documents:

(i) Owner and the Company (or the Subsidiary Owner) shall execute, acknowledge (as appropriate) and exchange the returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein.

(ii) Owner, Investor, the Company, BPLP and the other parties thereto shall execute, acknowledge (as appropriate) and exchange a Tax Protection Agreement in the form of Exhibit F.

(iii) Owner and the Company (or the Subsidiary Owner) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumption of Leases and Contracts in the form of Exhibit G.

(iv) Owner and the Company (or the Subsidiary Owner) shall execute, acknowledge (as appropriate) and exchange an Assignment Agreement in the form of Exhibit H.

(v) Owner and the Company (or the Subsidiary Owner) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumption of Brokerage Agreements in the form of Exhibit I.

(vi) Owner and the Company (or the Subsidiary Owner) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumptions of Union Contract in the form of Exhibit J.

(vii) Owner and Investor shall execute, acknowledge (as appropriate) and exchange a Post-Closing Escrow Agreement in the form of Exhibit K.

(viii) If applicable pursuant to the provisions of Section 20(d) below, Owner and Investor shall execute, acknowledge (as appropriate) and exchange an Escrow Agreement in the form of Exhibit K.

(ix) MP Lease Co. LLC (“Macklowe Tenant”) and the Company (or the Subsidiary Owner) shall execute and exchange a modification of that certain Agreement of Lease, dated as of April 1, 2005, by and between Owner and Macklowe Tenant, as amended by that certain Lease Amendment, dated August 24, 2007, in the form of Exhibit P.

(x) Owner, Investor and the other parties thereto shall execute and exchange original counterparts of the JV Agreement.

18.	CLOSING DATE.

The closing of the transactions contemplated hereunder (the “Closing”) shall occur at 10:00 A.M., eastern time, on June 9, 2008 (such date, as the same may be adjourned from time to time (a) by Owner or Investor as provided in this Agreement, being referred to as the “Scheduled Closing Date”, and the actual date of the Closing being referred to as the “Closing Date”), at the offices of Owner’s attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 or 375 Park Avenue, New York, New York 10152 or, at Investor’s election and provided such offices are located in Manhattan, at the offices of Investor’s attorneys. Investor shall have the right to adjourn the Scheduled Closing Date from time to time for a period or periods that, when aggregated with the number of days which Investor has previously adjourned the Scheduled Closing Date in accordance with this Agreement, does not exceed thirty (30) days in the aggregate, by written notice thereof to Owner at least two (2) business days prior to the Scheduled Closing Date, time being of the essence. If Investor elects to adjourn the Scheduled Closing Date as provided in the immediately preceding sentence, then Investor and BPLP, shall be obligated, on a joint and several basis, to pay to Owner a per diem amount equal to $350,000.00 on a current monthly basis on the 1st day of each calendar month, in arrears, from and after the Scheduled Closing Date (prior to any such adjournment) until the earliest to occur of (I) the Closing,

(II) the termination of this Agreement and (III) the last day of the adjournment period to which Investor adjourned the Scheduled Closing Date (which amounts shall be due and payable whether or not the Closing occurs, and which amounts shall be non-refundable and Owner shall have no liability to Investor or the Company therefor whatsoever). BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 18 for such per diem amount. TIME IS OF THE ESSENCE as to Investor’s obligation to close the transactions contemplated hereunder on the Scheduled Closing Date (or, if Owner or Investor shall have adjourned the original Scheduled Closing Date pursuant to the terms of this Agreement, on such adjourned Scheduled Closing Date).

19.	NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Owner:

c/o Macklowe Properties

767 Fifth Avenue

New York, New York 10153-0023

Attention: William S. Macklowe

Facsimile: (212) 554-5890

With a copy to:

Macklowe Properties

767 Fifth Avenue

New York, New York 10153-0023

Attention: General Counsel

Facsimile: (212) 554-5890

and:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert J. Sorin, Esq.

Facsimile: (212) 859-4000

If to Investor:

c/o Boston Properties, Inc.

599 Lexington Avenue

New York, New York 10022

Attention: Robert Selsam

Facsimile: (212) 326-4050

With a copy to:

Boston Properties, Inc.

599 Lexington Avenue

New York, New York 10022

Attention: Matthew Mayer, Esq.

Facsimile: (212) 326-4050

and:

Proskauer Rose LLP

1585 Broadway

New York, New York 10022

Attention: Ronald Sernau, Esq.

Facsimile: (212) 969-2900

If to the Title Company:

Fidelity National Title Insurance Company

2 Park Avenue, Suite 1420

New York, New York 10016

Attention: Neil A. Clark

Facsimile: (646) 742-0732

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Owner or Investor may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent hereunder.

20.	DEFAULT BY INVESTOR OR OWNER.

(a) If (i) Investor shall default in the payment of the Investor Contribution or in causing the Company to make the Macklowe Distribution or in the performance of any of its other obligations to be performed on the Closing Date, or (ii) Investor shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) business days after notice to Investor, Owner’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Owner shall be entitled to retain the Deposit as liquidated damages for Investor’s default hereunder, it being agreed that the damages by reason of Investor’s default are difficult, if not impossible, to ascertain, and thereafter Investor and Owner shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, none of the above liquidated damages shall be deemed to reduce or waive in any respect the additional obligations of Investor to indemnify Owner or any other Owner Party as provided in this Agreement. Furthermore, it is hereby understood and agreed that if Legacy Purchaser defaults under the Legacy PSA prior to the Closing Date, then its shall be considered a default by Investor hereunder.

(b) If (x) Owner shall default in any of its obligations to be performed on the Closing Date or (y) Owner shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (y) only, such default shall continue for five (5) business days after notice to Owner, Investor as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Investor, to the extent legally permissible, following and upon advice of its counsel) shall have the right, subject to the other provisions of this Section 20(b), (i) to seek to obtain specific performance of Owner’s obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after such default, and if Investor prevails thereunder, Owner shall reimburse Investor for all reasonable legal fees, court costs and all other reasonable costs of such action or (ii) to terminate this Agreement and receive a return of the Deposit, it being understood that if Investor fails to commence an action for specific performance within thirty (30) days after such default, Investor’s sole remedy shall be to so terminate this Agreement and receive a return of the Deposit. If Investor elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Investor shall on or before the Closing Date, time being of the essence, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Investor Contribution, which shall be paid as and when required by the court in the suit for specific performance). Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, Investor shall have no right to seek specific performance, if Owner shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Owner.

(c) (i) Notwithstanding anything to the contrary set forth in this Agreement, (A) Owner’s liability for breach of any representation of Owner contained in this Agreement or in any document executed by Owner pursuant to this Agreement (other than the Macklowe Tenant estoppel, which is a Required Tenant Estoppel Certificate (as hereinafter defined) which Owner is required to deliver at

Closing), any Qualification or any other instruments delivered at Closing, shall be limited to claims in excess of Three Million Dollars ($3,000,000) in the aggregate (the “Threshold Amount”) (so that, for example, if Investor has a valid claim for $3,001,000, then Owner shall be liable for the entire amount of such claim and not just the $1,000 in excess of the Threshold Amount), (B) Owner’s aggregate liability for any and all claims arising out of Owner’s breach of any covenants, agreements or representations of Owner contained in this Agreement or in any document executed by Owner pursuant to this Agreement (other than the Macklowe Tenant estoppel, which is a Required Tenant Estoppel Certificate which Owner is required to deliver at Closing), any Qualification or any other instruments delivered at Closing (including, without limitation, any liability under Section 20(d) below), shall not exceed Twenty Eight Million Nine Hundred Ten Thousand Six Hundred Eighty Seven Dollars ($28,910,687) in the aggregate (such amount, as the same may be reduced from time to time as provided below, the “Maximum Liability Amount”), and (C) in no event shall Owner be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Investor’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by Investor from any insurance company, tenant, or other third party. Notwithstanding the foregoing, the Maximum Liability Amount shall be reduced by $1,806,918 for each two and one-half percent (2.5%) increment of the aggregate leased rentable square feet of space in the Building for which Owner delivers one or more Tenant Estoppel Certificates to which Investor would not have the right to object pursuant to the provisions of Section 36 below in excess of seventy-five percent (75%) of the aggregate leased rentable square feet of space in the Building (whether such Tenant Estoppel Certificates are delivered prior to or subsequent to the Closing; and after the Closing, the Company shall allow or shall cause the Subsidiary Owner to allow Owner to continue to seek to obtain Tenant Estoppel Certificates and shall reasonably cooperate with Owner in connection therewith) up to ninety-five percent (95%) of the aggregate leased rentable square feet of space in the Building (i.e., a maximum reduction of $14,458,344 in the aggregate, so that in no event shall the Maximum Liability Amount or Holdback be reduced to less than $14,458,343 in the aggregate pursuant to this sentence), and if Owner is so entitled to a reduction in the Maximum Liability Amount after the Closing, Escrow Agent is hereby instructed to release to Owner, without further instructions, an amount equal to such reduction from the Holdback (as defined below) together with any interest thereon, and Investor agrees to so direct Escrow Agent to release such portion of the Holdback to Owner within two (2) business days after request therefor from Owner. Notwithstanding the foregoing, if Owner would be entitled to a reduction in the Maximum Liability Amount and release of Holdback funds after the Closing under this Section 20(c)(i), but for the existence of a Claim Notice(s) for a pending claim(s) setting forth claims in excess of the amount to which the Maximum Liability Amount and Holdback would otherwise be reduced, then Escrow Agent shall continue to hold the balance of the Holdback but if the actual liabilities and obligations of Owner claimed in such Claim Notice(s) is less than the Maximum Liability Amount prior to giving effect to any such reduction, then Investor and Owner each agree to direct Escrow Agent to release to Owner the portion of the balance of such Holdback in excess of the amount of such claims within two (2) business days after request therefor from Owner; provided, that if, upon the final determination or settlement of such claim(s) Investor is entitled to receive less than the amounts so claimed (including if Investor is not entitled to receive anything in respect of such claim(s)), then Investor and BPLP shall be obligated, on a joint and several basis, to pay to Owner interest on the portion of the Holdback retained by Escrow Agent in respect of such claim(s) in excess of the amount to which Investor is so entitled to receive at a rate equal to the Applicable Interest Rate (as hereinafter defined) from the date on which Owner was otherwise entitled to such reduction in the Maximum Liability Amount and release of such Holdback funds until paid in full (which amounts shall be non-refundable and Owner shall have no liability to Investor therefor whatsoever), and, if Owner can show that Investor’s applicable claim(s) was made or asserted in bad faith, then the Applicable Interest Rate shall be increased by nine percent (9%) (900 basis points) for purposes of this Section 20(c)(i). BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 20(c)(i). For purposes of this Agreement, “Applicable Interest Rate” shall mean an interest rate per annum, compounded monthly, equal to the sum of (A) ten percent (10%) (1000 basis points) plus (B) the greater of (x) five percent (5.32%) (532 basis points) or (y) LIBOR. For purposes of this Agreement, “LIBOR” shall mean, with respect to each monthly period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100th of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen Libor Page (or the successor thereto) as of 11:00 a.m., London time, on the related date on which the Applicable Interest Rate is determined.

(ii) At the Closing, Owner shall deliver to Escrow Agent either (A) an amount equal to the Maximum Liability Amount in cash or (B) an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit with an initial term of at least six (6) months or one which does not expire until at least 60 days after the expiration of the Limitation Period, in the Maximum Liability Amount in favor of Escrow Agent and issued by a bank which has a minimum long-term unsecured debt rating of at least “AA” or its equivalent by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (such a bank, a “Qualified Issuer”; such cash or letter or credit, with respect to the Maximum Liability Amount, the “Holdback”). The Holdback shall be security for any actual damages incurred by Investor (subject to the provisions of this Section 20(c)) arising from any breach by Owner of any covenants, agreements or representations of Owner contained in this Agreement or in any document executed by Owner pursuant to this Agreement, any Qualification or any other instruments delivered at Closing (individually or collectively, as applicable, a “Breach”) discovered by Investor after the Closing and with respect to which (x) a Claim Notice is timely delivered and (y) Investor timely complies with the procedures set forth in Section 20(d) below. The Holdback shall be held by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit K (the “Post-Closing Escrow Agreement”). Owner, Investor and Escrow Agent shall execute and deliver the Post-Closing Escrow Agreement at the Closing. If any letter of credit delivered as the Holdback is not renewed at least 60 days prior to any then stated expiration date, Escrow Agent shall draw upon such letter of credit and hold and disburse the proceeds thereof pursuant to the terms hereof and of the Post-Closing Escrow Agreement.

(iii) Subject to the provisions of Section 20(d) below, following the final determination of the amount of any actual damages for which Owner is liable in respect of any Breach, Owner and Investor shall jointly execute a written instruction to the Escrow Agent setting forth the aggregate amount in dollars of the Final Damages that the Escrow Agent is required to disburse funds from the Holdback or draw from any letter of credit delivered as the Holdback and disburse the proceeds to Investor, as applicable. From time to time, prior to the end of the Limitation Period, the Escrow Agent will disburse funds from the Holdback or draw from any letter of credit delivered as the Holdback and disburse the proceeds to Investor, as applicable, as Escrow Agent may be directed in joint written instructions of Owner and Investor or as directed by court order. In the event that there have been no claims asserted by Investor prior to the end of the Limitation Period, on the first day following the expiration of the Limitation Period, the Escrow Agent is hereby instructed to release to Owner, without further instructions, the Holdback, and Investor and Owner each agree to so direct Escrow Agent to release the Holdback to Owner within two (2) business days after the expiration of the Limitation Period. In the event that any Claim Notice(s) shall have been delivered prior to the end of the Limitation Period, then Escrow Agent shall continue to hold the Holdback, but if the actual damages claimed in such Claim Notice(s) is less than the entire Holdback, then Investor and Owner each agree to direct Escrow Agent to release to Owner the portion of the Holdback in excess of the amount of such claims within two (2) business days after the expiration of the Limitation Period. Upon the final determination or settlement of all claims asserted prior to the end of the Limitation Period, the amount of the Holdback not required to be disbursed to Investor pursuant to the final determination or settlement of all such claims in the aggregate shall be released by Escrow Agent to Owner.

(iv) Notwithstanding the foregoing provisions of Section 20(c)(iii) above entitling Owner to receive a return of the Holdback upon the expiration of the Limitation Period, a portion of the Holdback equal to $3,613,836 shall be retained by Escrow Agent for an additional period of one hundred eighty (180) days following the expiration of the Limitation Period (such additional period, the “Extended Limitation Period”), which portion of the Holdback shall be security for any liabilities and obligations of Owner arising after the Closing Date which expressly survive the Closing pursuant to the terms of this Agreement (other than for Breach of any Representation, Investor acknowledging that Owner’s Representations do not survive beyond the expiration of the applicable Limitation Period). In the event that there have been no claims asserted by Investor prior to the end of the Extended Limitation Period for any such liabilities and obligations, on the first day following the expiration of the Extended Limitation Period, Escrow Agent is hereby instructed to release to Owner, without further instructions, the balance of the Holdback, and Investor and Owner each agree to so direct Escrow Agent to release the balance of the Holdback to Owner within two (2) business days after the expiration of the Extended Limitation Period. In the event that any Claim Notice(s) setting forth any such claims shall have been delivered prior to the end of the Extended Limitation Period, then Escrow Agent shall continue to hold the balance of the Holdback, but if the actual liabilities and obligations of Owner claimed in such Claim Notice(s) is less than the entire balance of the Holdback, then Investor and Owner each agree to direct Escrow Agent to release to Owner the portion of the balance of the Holdback in excess of the amount of such claims within two (2) business days after the expiration of the Extended Limitation Period. Upon the final determination or settlement of all such claims asserted prior to the end of the Extended Limitation Period, the balance of the Holdback not required to be disbursed to Investor pursuant to the final determination or settlement of all such claims in the aggregate shall be released by Escrow Agent to Owner.

(d) Any claim by Investor, whether made prior to or after the Closing of a Breach shall be made by Investor delivering to Owner written notice (a “Claim Notice”) promptly after Investor has learned of such Breach and, in all events, prior to the expiration of the Limitation Period or the Extended Limitation Period, as the case may be, which Claim Notice shall set forth (x) a description in reasonable detail of the claimed Breach, including all facts and circumstances upon which the claimed Breach is based and why those facts and circumstances constitute an alleged Breach, (y) the section and subsection of this Agreement under which the claimed Breach is asserted and (z) with respect to a Breach that constitutes a misrepresentation, whether or not such Breach (together with all other Breaches asserted pre- and post-Closing and, if already determined, the actual damage of such Breaches), has a Material Adverse Effect. If the Breach that is described in a Claim Notice involves a misrepresentation then, within five (5) business days after the delivery of a Claim Notice before the Closing Date, and within fifteen (15) business days after the delivery of a Claim Notice after the Closing Date, (A) Investor shall submit to Darcy Stacom, of CB Richard Ellis, Inc. (the “Depositary”), in a sealed envelope, a written statement (in triplicate) setting forth Investor’s good-faith determination of the diminution in the value of the Premises directly resulting from the Breach described in such Claim Notice (the “Claimed Damage”) which shall be expressed as a single dollar amount and (B) Owner shall submit to the Depositary, in a sealed envelope, a written statement (in triplicate) setting forth Owner’s good-faith determination of the diminution in the value of the Premises directly resulting from the Breach described in such Claim Notice which shall be expressed as a single dollar amount (“Owner’s Claimed Damage”; the Claimed Damage and Owner’s Claimed Damage are herein collectively called the “Final Determinations”). Neither of the Final Determinations shall be opened except as and when hereinafter expressly provided. If either Investor or Owner shall fail to submit its Final Determination in accordance with the provisions of this Section 20(d), then only the Final Determination which was submitted in accordance with this Section 20(d) shall promptly thereafter be opened by the Depositary and such Final Determination shall constitute the Final Damage and the same shall be conclusive and binding upon both Owner and Investor for all purposes of this Agreement. If both Investor and Owner submit their respective Final Determinations in accordance with the provisions of this Section 20(d), then the Depositary shall arrange a meeting (herein called the “Depositary Meeting”) to be held at the offices of Macklowe Properties (or at such other place as is mutually agreeable to Owner and Investor and located in the Borough of Manhattan) during business hours within two (2) days after the receipt of both Final Determinations for the purpose of opening the Final Determinations. Owner and Investor shall be notified (which may be telephonically) by the Depositary of the date, time and location of the Depositary Meeting and shall have the right to have its representatives present thereat. At the Depositary Meeting, the Final Determinations shall be opened by the Depositary and copies thereof shall be distributed to Owner and Investor. TIME SHALL BE OF THE ESSENCE with respect to all time periods set forth in this Section 20(d). Except for Owner’s right to adjourn the Scheduled Closing Date as provided in Section 20(d)(i) below (and subject to Investor’s termination right as described below), in no event shall the Scheduled Closing Date be adjourned or extended by reason of Investor’s assertion of a Breach or delivery of a Claim Notice, or the following of the time frames, submissions and procedures for the submission and opening of the Final Determinations set forth in this Section 20(d). As used in this Agreement, the term “Material Adverse Effect” means a diminution in the value of the Premises in an amount equal to or greater than the Threshold Amount. Without limiting the foregoing, Investor’s and Owner’s rights and remedies in respect of any alleged Breach shall be as herein below provided:

(i) If, prior to the Closing, there occurs or exists a Breach involving a misrepresentation which does not have a Material Adverse Effect, then Investor shall have no remedy therefor and must proceed to the Closing with no adjustment of the Investor Contribution or the Macklowe Distribution. If, prior to the Closing, Investor shall assert a Breach in a Claim Notice the Claimed Damage for which has a Material Adverse Effect (a “Material Breach”), then Investor may, as its sole and exclusive remedy, either (a) proceed to close title to the Property without adjustment of the Investor Contribution or the Macklowe Distribution on account of such asserted Breach involving a misrepresentation and waive by written notice to Owner (a “Waiver Notice”) any claims against Owner for the Claimed Damage with respect to such Breach (it being understood and agreed that the closing of title hereunder under such circumstances shall in and of itself be deemed to constitute such waiver by Investor, whether or not such Waiver Notice is actually delivered) or (b) terminate this Agreement by the giving of the Claim Notice, which termination shall be effective upon the expiration of the Termination Nullification Period unless Owner has theretofore given a Termination Nullification Notice as provided below. If Investor has elected to terminate this Agreement pursuant to clause (b) above, Investor shall receive a refund of the Deposit in accordance with Section 20(b) above; provided, that Owner may nullify such termination within ten (10) business days after the later of (A) the opening of the Final Determinations at the Depositary Meeting or (B) receipt by Owner of a Claim Notice from Investor electing to terminate this Agreement (the “Termination Nullification Period”) by (y) delivering to Investor a notice nullifying such termination (a “Termination Nullification Notice”) and (z) either (I) crediting against the Macklowe Distribution the amount of the Claimed Damage (the “Material Breach Credit”), in which event Investor shall be required to close title to the Premises without further adjustment to the Investor Contribution or the Macklowe Distribution under this Section 20(d), or (II) if Owner disputes that Investor is entitled to terminate this Agreement under this Section 20(d) because Owner asserts (which assertion may be by inference from the amount set forth in Owner’s Final Determination) that either (1) no Breach has occurred or exists, (2) the asserted Breach is not a Material Breach and/or (3) the amount of the Claimed Damage exceeds the actual diminution in the value of the Premises resulting from such Breach (a “Dispute”), Owner may deliver a Dispute Notice (as defined below) and deposit with Escrow Agent upon Closing an amount equal to the Material Breach Credit as described in Section 20(d)(ii) below, in which event Investor shall be required to close title to the Premises without further adjustment of the Investor Contribution or the Macklowe Distribution, and such dispute shall be resolved pursuant to

Section 20(d)(iii) below. Notwithstanding any provision of this Agreement to the contrary, in the event that Investor shall deliver a Claim Notice prior to the Scheduled Closing Date, Owner shall have the right (but shall not be obligated), in addition to any other right of Owner to adjourn the Scheduled Closing Date set forth in this Agreement (and without any adjournment pursuant to this Section 20(d)(i) counting toward the aggregate adjournment right which Owner has pursuant to any other provision of this Agreement), to adjourn the Scheduled Closing Date to a date which is up to five (5) business days after expiration of the Termination Nullification Period. Notwithstanding the foregoing provisions of this Section 20(d)(i), Owner shall not be entitled to deliver a Termination Nullification Notice if the Claimed Damage is in excess of Seventy Five Million Dollars ($75,000,000) in the aggregate or if there is a breach of a Representation that consists of a claim by a tenant that such tenant has an affirmative right in its sole and absolute discretion to designate the name of the Building; provided, that nothing contained in this sentence is intended or shall be construed to constitute Owner’s agreement to the Claimed Damage asserted by Investor in any instance or waive any of the rights and remedies of Owner arising from any default by Investor under this Agreement.

(ii) If, prior to the Closing, Investor serves a Claim Notice asserting a Material Breach and Owner has given a Termination Nullification Notice in accordance with Section 20(d)(i), Owner may Dispute such Claim Notice by delivering written notice to Investor in the manner herein provided (a “Dispute Notice”). A Dispute Notice shall be given at or prior to the Closing. If Owner has given a Termination Nullification Notice but does not deliver a Dispute Notice, then the parties shall proceed with the Closing as described in Section 20(d)(i) and the Macklowe Distribution shall be reduced by the Material Breach Credit. If Owner has given a Termination Nullification Notice and delivers a Dispute Notice, then Owner shall deposit with Escrow Agent at the Closing an amount equal to the Material Breach Credit (the “Escrow Funds”), to be held in escrow in accordance with the terms set forth in an escrow agreement to be entered into by the parties at the Closing, which agreement shall be in the form attached hereto as Exhibit K (the “Escrow Agreement”), until the earlier to occur of (A) written agreement of Owner and Investor with respect to the disposition of the Escrow Funds or (B) a resolution of the Dispute made by the Arbiter pursuant to Section 20(d)(iii) below. Owner may direct that a portion of the Investor Contribution to be paid at Closing be paid to Escrow Agent to serve as the Escrow Funds. Provided Owner has deposited the Escrow Funds with Escrow Agent pending resolution of the Dispute as hereinabove provided, Investor shall be required to close title to the Premises without adjustment of the Investor Contribution or the Macklowe Distribution on account of the Breach in Dispute.

(iii) The Dispute as set forth in Owner’s Dispute Notice shall be resolved by the arbitration procedure set forth below. The parties shall attempt in good faith to agree upon an individual acceptable to each party to act as arbiter (the “Arbiter”) of the Dispute. If, after expiration of twenty (20) days following Owner’s delivery of a Dispute Notice, the parties are unable to agree upon the selection of the Arbiter, either party may request that the President of the Real Estate Board of New York select a retired jurist or other individual having substantial experience in dispute resolution of commercial real estate matters (who is impartial and has no existing or historical personal or professional relationship with Owner, Investor or their respective affiliates) to act as Arbiter. Within ten (10) days after selection of an Arbiter, each party shall deliver to the Arbiter all instruments, documents and other materials forming the basis for the existence or non-existence of a Breach or the calculation of the Claimed Damage or Owner’s Claimed Damage, as applicable. Within twenty (20) days of receipt of the submission of such instruments, documents and other instruments from both Owner and Investor, the Arbiter shall determine whether (A) a Breach has occurred, (B) if so, whether the same constitutes a Material Breach and (C) if a Material Breach has occurred, which of the Claimed Damage or Owner’s Claimed Damage most closely reflects the actual diminution, if any, in the value of the Property resulting from the Material Breach found to exist. If the Arbiter determines that a Material Breach has occurred, the Arbiter shall have no authority to select an amount which is not either the Claimed Damage or Owner’s Claimed Damage (the amount actually selected by the Arbiter whether none (if no Material Breach occurred), the Claimed Damage or the Owner’s Claimed Damage is hereinafter referred to as the “Final Damage”). If the determination of the Arbiter hereunder is that there did not occur a Material Breach, the Escrow Funds shall be paid to Owner in accordance with the Escrow Agreement. If the determination by the Arbiter is that a Material Breach exists and the Arbiter selects (i) the Claimed Damage, then the Escrow Funds shall be paid to the Company in accordance with the Escrow Agreement or (ii) Owner’s Claimed Damage, then a portion of the Escrow Funds in the amount of Owner’s Claimed Damage shall be paid to the Company and the balance of the Escrow Funds shall be paid to Owner, in each case in accordance with the Escrow Agreement. The determination of the Arbiter hereunder shall be final and binding in all respects against all parties to this Agreement. Investor shall in no event be entitled to a credit or any other recourse against Owner for any sum in excess of the Escrow Funds with respect to any Material Breach. The costs and expenses of arbitration hereunder (including the fees and disbursements of the Arbiter) shall be paid by the party whose calculation of diminution in value of the Property resulting from the subject Breach shall not have been selected (i.e., if the Arbiter finds in favor of Owner’s Claimed Damage, Investor shall pay the arbitration costs and if the Arbiter finds in favor of the Claimed Damage, Owner shall pay the arbitration costs), or if the dispute is as to the existence of a Breach, such costs shall be paid by the losing party. Notwithstanding the foregoing, if interim payments are required to be made on account of such costs prior to the determination by the Arbiter, such interim payments shall be funded equally by Owner and Investor, subject to reimbursement of the prevailing party by the losing party upon the Arbiter’s final determination hereunder.

(iv) Notwithstanding anything to the contrary herein contained, from and after the Closing Date, with respect to any asserted Breach, (A) Owner shall have no liability to Investor if the Company has received a credit against the Macklowe Distribution or there is pending a Dispute in respect of which there have been deposited Escrow Funds pursuant to Sections 20(d)(i)-20(d)(iii) above on account of such asserted Breach (except, in the case of such a Dispute, for the Claimed Damage or Owner’s Claimed Damage as determined pursuant Section 20(d)(iii)), (B) the aggregate liability of Owner arising by reason of or in connection with all such alleged Breaches, whether asserted prior to or after the Closing, shall not in any event exceed the Maximum

Liability Amount, it being understood and agreed that the Maximum Liability Amount in connection with all Breaches shall be reduced by (1) any Final Damage (but a Final Damage determination that represents the Claimed Damage amount credited and placed into escrow prior to Closing shall not reduce the Maximum Liability Amount), plus (2) the aggregate amount of credits granted against the Macklowe Distribution upon Closing in connection with a Material Breach which is not the subject of a Dispute, and (C) in respect of Breaches involving misrepresentations for purposes of determining whether or not such Breach has a Material Adverse Effect and the actual damages recoverable by Investor or the Company as a result of such Breach (x) the Threshold Amount shall be reduced, on a dollar for dollar basis (but not below zero), by the amount of any Claimed Damage which was the subject of a Claim Notice delivered prior to the Closing for which the Company did not receive any credit against the Macklowe Distribution and which was not the subject of a Dispute, and (y) with respect to any Claim Notice delivered prior to the Closing which was the subject of a Dispute, or delivered after the Closing, and in either case the subject of such Claim Notice is resolved in Investor’s favor, the amount of the actual damages recoverable by Investor shall be aggregated for purposes of determining whether or not the Threshold Amount was exceeded.

(e) The provisions of this Section 20 shall survive the termination hereof.

21.	FIRPTA COMPLIANCE.

Owner shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”). Owner acknowledges that Section 1445 of the Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Investor that withholding of tax is not required upon the disposition of a United States real property interest by Owner, Owner hereby represents and warrants that Owner is not a foreign person as that term is defined in the Code and Income Tax Regulations. On the Closing Date, Owner shall deliver to the Company a certification as to the non-foreign status of Owner in the form specified in Section 17(a) above, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22.	ENTIRE AGREEMENT.

This Agreement, and the Existing Lender Consent Letter Agreement, contain all of the terms agreed upon between Owner, Investor and the Company with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Owner and Investor are merged into this Agreement. The provisions of this Section 22 shall survive the Closing or the termination hereof.

23.	AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by Owner and Investor. The provisions of this Section 23 shall survive the Closing or the termination hereof.

24.	WAIVER.

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 24 shall survive the Closing or the termination hereof.

25.	PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 25 shall survive the Closing or the termination hereof.

26.	SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 26 shall survive the Closing or the termination hereof.

27.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 27 shall survive the Closing or the termination hereof.

28.	PARTIES; ASSIGNMENT; RECORDING.

(a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns; provided, that none of the representations or warranties made by Owner hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to the interest (if any) of the Company or Subsidiary Owner in all or any portion of the Property.

(b) Investor shall not directly or indirectly assign or transfer this Agreement or any of its rights hereunder without Owner’s prior written consent in each instance, which consent may be granted or withheld in Owner’s sole and absolute discretion. Any change in control of Investor or of any of the direct or indirect ownership interests in Investor, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 28; provided, that (A) transfers of interests or admission of additional limited partners, as the case may be, directly or indirectly, in BPLP, and (B) transfers, directly or indirectly, of stock in Boston Properties, Inc., a Delaware corporation (“BPI”), whether in one transaction or a series of transactions, shall not constitute an assignment for purposes of this Section 28 so long as BPI continues to be the general partner of BPLP and own not less than 51% of the partnership interests therein. No consent given by Owner to any assignment shall be construed as consent to any other assignment, and any non-permitted assignment made by Investor shall be void. In the event the rights and obligations of Investor shall be assigned as aforesaid, the assignee will be substituted in place of Investor in the documents executed or delivered pursuant to this Agreement and shall assume in writing all of Investor’s duties and obligations hereunder; provided, that such assignment and assumption shall not relieve Investor of its obligations hereunder. Notwithstanding the foregoing Investor may assign this Agreement without Owner’s consent to an entity or entities (i) the day-to-day management of which is controlled directly or indirectly by BPLP (subject to any veto rights or consent rights of other parties over major decisions of Investor), and (ii) at least twenty five percent (25%) of the ownership interests of which is owned, directly or indirectly, by BPLP; provided, that (X) not less than one (1) business day prior written notice is given to Owner’s counsel, (Y) if the assignment is directly of Investor’s interest (not a change of control or direct or indirect ownership interests in Investor), the assignee executes an assignment and assumption agreement assuming all of the obligations of the Investor hereunder and the Investor originally named herein shall not be relieved from its obligations under this Agreement, a copy of which is provided to Owner’s attorneys together with the notice of assignment, and (Z) if the assignment is directly of Investor’s interest (not a change of control or direct or indirect ownership interests in Investor), the assignee executes all documents and takes such actions as are required of Investor hereunder (and, accordingly, if directed by the Company, Owner shall convey the Premises to a Subsidiary Owner that satisfies the requirements set forth in clauses (i) and (ii) above).

(c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Owner’s consent thereto. Any breach of the provisions of this Section 28(c) shall constitute a default by Investor under this Agreement. Investor and the Company agree not to file or cause any Subsidiary or any other person to file any lis pendens or other instrument against all or a portion of the Premises in connection herewith. In furtherance of the foregoing, Investor (i) acknowledges that the filing of a lis pendens or other evidence of Investor’s rights or the existence of this Agreement against all or a portion of the Premises could cause significant monetary and other damages to Owner and (ii) hereby agrees to jointly and severally indemnify Owner from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Investor of any of its obligations under this Section 28(c).

(d) The provisions of Sections 28(a) and 28(c) above shall survive the Closing or the termination hereof. The provisions of Section 28(b) above shall survive the termination hereof.

29.	CONFIDENTIALITY AND PRESS RELEASES.

(a) Subject to the terms of Section 29(b) below, until the Closing, Investor and its partners, members, attorneys, agents, employees and consultants will treat the information disclosed to it by Owner, or otherwise gained through Investor’s access to the Property and Owner’s books and records, as confidential (other than information which is generally available to the public other than as a result of a disclosure by Investor or becomes available to Investor on a non-confidential basis from other sources not known by Investor to be subject to confidentiality obligations to Owner or information that is developed independently by Investor other than from any confidential information), giving it the same care as Investor’s own confidential information, and make no use of any such disclosed information not independently known to Investor except in connection with the transactions contemplated hereby. Notwithstanding the foregoing, in the event Investor is required, requested or demanded by law, regulation or legal process (e.g., oral questions, interrogatories, request for information or documents, subpoena, civil investigation, demand or similar process) to disclose any such confidential and proprietary information, (1) Investor shall give prompt notice to Owner of such request or demand (to the extent not prohibited by law) so that Owner may, should it elect to do so, seek a protective order or other appropriate remedy to challenge or contest such request and/or waive compliance with the provisions of this Section 29(a), and (2) if, in the absence of a protective order or other remedy nullifying the legal requirement to comply with such request or demand, Investor is nonetheless legally required to disclose such confidential information to a tribunal, Investor may disclose such information to such tribunal to the extent required without liability hereunder. In the event of a termination of this Agreement, Investor shall promptly return all such confidential information to Owner. Nothing contained herein shall limit or otherwise affect the provisions of that certain confidentiality agreement, dated January, 2008, between Macklowe Properties and Boston Properties Limited Partnership.

(b) Subject to the terms of this Section 29(b), neither Investor nor Owner shall issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement without approval of the other party, which approval may not be unreasonably withheld; provided, that except as may be set forth on Exhibit L, in no event shall any press release (or other public statements) with respect to this transaction indicate the Investor Contribution, the Macklowe Distribution or any of the other financial terms hereof that relate to the Investor Contribution, the Macklowe Distribution, the Acquisition Loan, the Venture Loan or the guaranties being executed and delivered by Harry Macklowe in connection therewith, or, at Owner’s request, the identity of the Owner. Promptly following the execution of this Agreement, the parties will issue a press release in the form attached as Exhibit L, and if the Closing occurs, each of the parties hereto shall have the right to issue a press release in respect thereof with the prior approval of the other party, which approval may not be unreasonably withheld (it being understood that neither party shall have the right to disapprove a press release that announces the occurrence of the Closing and otherwise conforms in all material respects with the form of press release attached hereto as Exhibit L). The parties expressly agree that public statements made with respect to information previously disclosed in accordance with this Section 29(b) shall not be deemed a violation of the terms of this Agreement or the confidentiality agreement that is referred to in Section 29(a). In addition, BPI and BPLP shall have the right to attach a copy of this Agreement as an exhibit to one or more of their respected required filings with the Securities and Exchange Commission on Form 8-K or Form 10-Q and to otherwise comply with the requirements of all applicable securities laws as they relate to the disclosure of the transactions contemplated by this Agreement, and no such filings made pursuant to this Section 29(b) shall be deemed a violation by Investor of the terms of this Agreement or the confidentiality agreement that is referred to in Section 29(a).

(c) The provisions of Section 29(a) above shall survive the termination of this Agreement, and the provisions of Section 29(b) above shall survive the Closing or the termination hereof.

30.	FURTHER ASSURANCES.

Owner and Investor will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 30 shall survive the Closing.

31.	THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Owner and Investor (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 31 shall survive the Closing or the termination hereof.

32.	JURISDICTION AND SERVICE OF PROCESS.

The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) shall be instituted only in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 32 shall survive the Closing or the termination hereof.

33.	WAIVER OF TRIAL BY JURY.

Owner and Investor hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 33 shall survive the Closing or the termination hereof.

34.	MISCELLANEOUS.

(a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(b) Any consent or approval to be given hereunder (whether by Owner or Investor) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Owner or Investor may be withheld by Owner or Investor in its sole and absolute discretion.

(c) Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Owner as required under the aforementioned statute and regulation. Owner and Investor shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

(d) The provisions of this Section 34 shall survive the Closing or the termination hereof.

35.	ATTORNEYS’ FEES.

In the event of any litigation or arbitration between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto (including, without limitation, the provisions of Section 20 hereof), the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation or the award in such arbitration, as the case may be.

36.	ESTOPPEL CERTIFICATES.

(a) Owner, within three (3) business day after the date hereof, shall request from all tenants under the Leases that are in effect as of the date hereof Tenant Estoppel Certificates (as defined below) substantially in the form attached hereto as Exhibit M-1 or, in the case of Required Tenants, either in the applicable form for such Required Tenant attached as Exhibit M-2 or in the form otherwise prescribed under the applicable Required Tenant’s Lease, (subject, however, to the terms of Schedule 36(a)-1) (any such estoppel certificate complying with the preceding portions of this Section 36(a) and not disqualified pursuant to Section 36(b) hereof is a “Tenant Estoppel Certificate”). Owner shall promptly deliver to Investor all certificates that Owner obtains from tenants under the Leases in response to Owner’s aforesaid request, regardless of whether such certificates constitute Tenant Estoppel Certificates for purposes hereof and regardless of whether Owner has already delivered to Investor the Required Tenant Estoppel Certificates. It shall be a condition precedent to Investor’s obligation to close hereunder that Owner deliver executed Tenant Estoppel Certificates that are dated no more than sixty (60) days before the Closing (as such sixty (60) day period may be extended by reason of any adjournment of the Scheduled Closing Date pursuant to Section 38(c) below or, to the extent adjourned by Purchaser, Section 10(h) or Section 18 above) from (A) the tenants set forth on Schedule 36(a)-2 (such tenants, the “Required Tenants”), and (B) other tenants under Leases which, together with the Required Tenants, comprise at least seventy five percent (75%) of the aggregate leased rentable square feet of space in the Building as of the date hereof (collectively, the “Required Tenant Estoppel Certificates”). Owner shall not be required to expend any money, provide any financial accommodations or commence any litigation in connection with obtaining any Tenant Estoppel Certificates. Notwithstanding the foregoing, Owner shall cause to be delivered a Required Tenant Estoppel Certificate for the Macklowe Tenant at the Closing.

(b) In addition to any limitations on Investor’s right to object to a Tenant Estoppel Certificate set forth herein, Investor shall only be entitled to object to a Tenant Estoppel Certificate if (x) such Tenant Estoppel Certificate shall certify to facts which are different from the representations and warranties of Owner set forth in Section 11(c) above with respect to the Lease in question and such difference, when aggregated with all circumstances described in this clause (x) and clause (y) below disclosed in any other Tenant Estoppel Certificates delivered to Investor and any other claim against, or liability of, Owner pursuant to Section 20(c)(i) above, results in an Estoppel Material Adverse Effect or (y) such Tenant Estoppel Certificate shall certify that there exists a default by Owner as landlord under the applicable Lease (regardless of whether such certification is not different from the representations and warranties of Owner set forth in Section 11(c) above with respect to the Lease in question) and such default, when aggregated with all circumstances described in clause (x) above and this clause (y) disclosed in any other Tenant Estoppel Certificates delivered to Investor and any other claim against, or liability of, Owner pursuant to Section 20(c)(i) above, results in an Estoppel Material Adverse Effect. If for any reason Owner is unable to deliver all of the Required Tenant Estoppel Certificates pursuant to Section 36(a) above on or prior to the Scheduled Closing Date, Owner may, in its discretion, adjourn the Closing for a period that, when aggregated with the number of days Owner has previously adjourned the Scheduled Closing Date in accordance with this Section 36(b), provided, however, that Owner shall not have the right to extend the Closing Date beyond September 9, 2008. For the purposes of this Section 36, “Estoppel Material Adverse Effect” shall mean the existence of either of the circumstances described in clauses (x) and (y) above of this Section 36(b) which, when aggregated with all such circumstances disclosed in any other Tenant Estoppel Certificates delivered to Investor and any other claim against, or liability of, Owner pursuant to Section 20(c)(i) above, results in a reduction in the value of the Premises in excess of the Threshold Amount.

(c) If Investor would be entitled to object to a Tenant Estoppel Certificate by reason of any circumstances described in clauses (x) and (y) of Section 36(b) above but for the fact that such circumstances, when aggregated with all such circumstances disclosed in any other Tenant Estoppel Certificates delivered to Investor and any other claim against, or liability of, Owner pursuant to Section 20(c)(i) above, do not result in a reduction in the value of the Premises in excess of the Threshold Amount, such reduction in the value of the Premises shall nevertheless be taken into account in determining whether the Threshold Amount has been achieved for purposes of Section 20(c) above. In addition, if (i) Owner delivers a Tenant Estoppel Certificate described in the preceding sentence or (ii) Investor properly objects to a Tenant Estoppel Certificate with respect to any Lease pursuant to this Section 36, and in either case Owner subsequently (whether before the Closing or within six (6) months thereafter) delivers to Investor a Tenant Estoppel Certificate with respect to such Lease to which Investor has no right (or would have had no right) to object under this Section 36, then the circumstances disclosed in such originally delivered Tenant Estoppel Certificate shall not apply (or no longer apply) towards the Threshold Amount, and any portion of the Holdback, Escrow Funds or any other funds delivered to Investor or Escrow Agent, or any Material Breach Credit previously given to Investor, in respect of such claim arising from the circumstances disclosed in such originally delivered Tenant Estoppel Certificate shall be promptly returned, refunded or paid over, as applicable, to Owner.

37.	EXCULPATION.

Investor and the Company agree that they do not have and will not have any claims or causes of action against any Owner Party (other than Owner), arising out of or in connection with this Agreement or the transactions contemplated hereby. Investor and the Company agree to look solely to Owner’s interest in the Building or, if the Closing has occurred, the Holdback (subject to the limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agree not to sue or otherwise seek to enforce any personal obligation against any of Owner’s other assets or properties or any other Owner Parties (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 37, Investor and the

Company hereby unconditionally and irrevocably waive any and all claims and causes of action of any nature whatsoever either of them may now or hereafter have against the Owner Parties (other than Owner, subject to the foregoing), and hereby unconditionally and irrevocably release and discharge such other Owner Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Investor or the Company against such other Owner Parties, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 37 shall survive the Closing or the termination hereof.

38.	EXISTING LOANS.

(a) The parties acknowledge that, pursuant to that certain Letter Agreement, dated the date hereof (the “Existing Lender Consent Letter Agreement”), between Owner, certain affiliates of Owner, BPLP, and the holder or holders (collectively, the “Existing Lenders”) of the Existing Loans encumbering or relating to the Premises, the Existing Lenders have consented to (i) the contribution of the Premises to the Company pursuant to this Agreement, (ii) in the case of Existing Mortgage Loan, the assumption by the Subsidiary Owner of the Existing Mortgage Loan, (iii) in the case of Existing Mezzanine Loans, the substitution of one or more Subsidiaries that are direct and indirect owners of the Subsidiary Owner as the borrowers under the Existing Mezzanine Loans and the assumption of the Existing Mezzanine Loans by such substitute borrowers in connection therewith, and (iv) certain other matters more particularly set forth in the Existing Lender Consent Letter Agreement. The parties further acknowledge that no further consent(s) of any kind is required to be obtained from the Existing Lenders (or any one of them) for the consummation of the transactions contemplated by this Agreement and the performance by the parties of their respective obligations under this Agreement. Accordingly, the obligations of Investor under this Agreement shall not be subject to or conditioned upon obtaining any other consent of any kind from the Existing Lenders (or any one of them) or the ability of Investor to close the loan assumption transactions for the Existing Mortgage Loan and the Existing Mezzanine Loans or any of the other transactions described in the Existing Lender Consent Letter Agreement (collectively, the “Loan Assumption”). Investor hereby covenants to Owner that Investor shall, and shall cause the Company and all Subsidiaries to, comply with all of their respective obligations under the Existing Lender Consent Letter Agreement (it being understood that any breach or default by Investor in such covenant shall constitute a material default by Investor under this Agreement). Notwithstanding the foregoing, if the Loan Assumption fails to occur solely and directly as a result of a default by the Existing Lenders (or any one of them) or Owner in fulfilling their respective obligations to close the transactions set forth in the Existing Lender Consent Letter Agreement and such default and failure of the Loan Assumption to occur shall not be cured prior to the last day by which Owner or Investor may adjourn the Scheduled Closing Date, then this Agreement shall terminate, Investor shall be entitled to a return of the Deposit and neither party hereto shall have any further rights or obligations hereunder with respect thereto other than those which are expressly provided to survive the termination hereof (it being understood that the failure of Investor or any of its Subsidiaries to reach agreement with the Existing Lenders with respect to the form or substance of any document, deliverable or other matter that is subject to the approval, consent or satisfaction of the Existing

Lenders pursuant to the Existing Lender Consent Letter Agreement (whether or not such approval, consent or satisfaction is subject to a “reasonable” or other stated standard) shall not be considered a default by the Existing Lenders for purposes hereof or a condition to any Investor’s obligations under this Agreement or the Existing Lender Consent Letter Agreement).

(b) Investor shall deliver to the Existing Lenders all information required to be delivered to the Existing Lenders in connection with the Loan Assumption, including a structure chart containing an organizational structure with the actual names of all entities and all direct and indirect holders of any ownership interests in such entities (other than any such entities listed on a national public stock exchange or stock quotation system). In addition, such information shall state that the Company (or applicable Subsidiary) is replacing the existing property manager with BPLP pursuant to a management agreement in a form required by the Existing Lenders. Investor hereby agrees to offer to the Existing Lenders, as a substitute guarantor under the existing guaranties and indemnities, BPLP or one or more other persons or entities satisfactory to the Existing Lenders (collectively, the “Substitute Guarantor”) in respect of liability that accrues from and after the Closing Date so that Harry Macklowe is released by the Existing Lenders from all guarantees and indemnities under the Existing Loans for the period arising from and after the Closing Date. The information provided to the Existing Lenders pursuant to the first sentence of this Section 38(b) shall include, without limitation, the financial statements of Substitute Guarantor, authorization to conduct background checks and credit inquiries, and such other information as may be required by the Existing Lenders in connection therewith. Investor shall cause Substitute Guarantor to execute and deliver replacement guaranties and indemnities in the form required by the Existing Loan Documents. Investor shall, and shall cause the Company and the Subsidiaries that assume and become borrowers under the Existing Loans to, indemnify, defend and hold Owner, and its direct and indirect equity owners that are borrowers and/or guarantors under the Existing Loans, harmless from and against any claims, damages, losses, liabilities, judgments, costs and expenses, including, but not limited to, attorneys’ fees and disbursements arising under the Existing Loan Documents from and after the Closing Date, such indemnity to survive the Closing.

(c) Investor shall comply with all of its obligations under the Existing Lender Consent Letter Agreement and shall cooperate with the Existing Lenders and with Owner, and act diligently and in good faith, to expeditiously consummate Loan Assumption. Without limiting the foregoing or any of the other provisions of this Section 38, Investor shall dedicate and devote all necessary resources, make all required submission and deliveries to the Existing Lenders and their respective servicers, timely respond to all requirements and requests of any Existing Lenders and their respective servicers, and otherwise exercise all due diligence to complete and close the Loan Assumptions by the original Scheduled Closing Date (i.e., June 9, 2008). If the Loan Assumption is not ready to close by such date, then Investor shall have the right, if it so elects and without any abatement in the Macklowe Distribution, to adjourn such original Scheduled Closing Date, from time to time, to a business day on or before July 9, 2008 by written notice thereof to Owner given no later than the Scheduled Closing Date, time being of the essence. If Investor elects to adjourn the original Scheduled Closing Date as provided in the foregoing sentence, then Investor and BPLP shall be obligated, on a joint and several basis, to pay to Owner a per diem amount equal to Three Hundred Fifty Thousand Dollars ($350,000) per day for each day from and after June 9, 2008 through the earliest to occur of the Closing Date or termination of this Agreement or the last day of such adjournment period, which amount shall be payable on the earliest to occur of such dates (and which amount shall be due and payable whether or not the Closing occurs and which shall be non-refundable). BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 38(c), for such per diem amount.

(d) Investor shall timely pay (i) all attorneys’ fees and costs of the Existing Lenders, their respective servicers, and any rating agencies required to be paid in connection with the proposed transactions contemplated in this Agreement, as and when required to be paid by any of the Existing Lenders, their respective servicers, and any such agencies, whether or not any Closing occurs or the Loan Assumption closes, which amounts shall be non-refundable hereunder and Owner shall have no liability to Investor therefor whatsoever, (ii) all premiums and fees for title examination (including the cost of the any title commitment for an owner’s or lender’s policy of title insurance) and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, including, without limitation, endorsements and mezzanine endorsements and/or UCC insurance policies to be issued to the Existing Lenders in connection with the assumption of the Existing Loans to the extent required by Existing Lenders, and (iii) all other fees, costs and expenses, if any, required to be paid to the Existing Lenders, their respective servicers and any rating agencies in connection with the assumption of the Existing Loans pursuant to the terms of the Existing Loans and the Existing Lender Consent Letter Agreement.

(e) At the Closing, (i) in addition to the Macklowe Distribution, Investor shall cause the Company to reimburse Owner, in the same manner as is provided for herein for the payment of the Macklowe Distribution, for (A) any and all deposits, reserves and escrows being held as of the Closing Date by the Existing Lenders (or their servicers) under the Existing Loan Documents, for real estate taxes, insurance, deferred maintenance, capital replacements, re-letting costs and/or tenant improvements and leasing commissions, and debt service, as applicable (the “Existing Lender Reserves and Escrows”) and (B) subject to adjustment in accordance with proration provisions specified herein, any and all other funds derived from the Premises held by the Existing Lenders (or their servicer) in any lockbox or other account or sub-account, and (ii) Owner shall assign all of Owner’s right, title and interest in the Existing Lender Reserves and Escrows to the Company or the Subsidiary Owner. Notwithstanding the foregoing, but subject to approval and acceptance by the Existing Lenders, Investor shall have the option, in lieu of causing to the Company reimburse Owner for the Existing Lender Reserves and Escrows (or any portion thereof) as provided above, to cause the Existing Lenders to release the Existing Lender Reserves and Escrows (or applicable portion thereof) to Owner at the Closing by wire transfer of immediately available federal funds by delivering to the Existing Lenders a guaranty covering such amounts, in such form as may be required by the Existing Lenders, from BPLP (or BPLP and its investors in the Premises, on a joint and several basis), subject to satisfying the Existing Lenders’ credit rating and other requirements.

(f) Notwithstanding anything to the contrary contained herein, Owner shall not have the right to adjourn the Scheduled Closing Date to a date that occurs after September 9, 2008 (as to which date time shall be of the essence).

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Owner, Investor and the Company have caused this Agreement to be executed the day and year first above written.

OWNER:	FIFTH AVENUE 58/59 ACQUISITION CO. L.P., a Delaware limited partnership

	By:	Fifth Avenue 58/59 Acquisition Co. GP Corp., a Delaware corporation, its general partner

		By:	/s/ William Macklowe
		Name:	William Macklowe
		Title:	Vice President

INVESTOR:	BP 767 FIFTH LLC, a Delaware limited liability company

	By:	Boston Properties Limited Partnership, member

		By:	Boston Properties, Inc., general partner

		By:	/s/ Mortimer B. Zuckerman
		Name:	Mortimer B. Zuckerman
		Title:	Chairman

THE COMPANY:	767 VENTURE, LLC, a Delaware limited liability company

	By:	Boston Properties Limited Partnership, member

		By:	Boston Properties, Inc., general partner

		By:	/s/ Mortimer B. Zuckerman
		Name:	Mortimer B. Zuckerman
		Title:	Chairman

For purposes of Section 10(h), Section 18, Section 20(c)(i),

and Section 38(c):

BOSTON PROPERTIES LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	Boston Properties, Inc., a Delaware corporation, its general partner

	By:	/s/ Mortimer B. Zuckerman
	Name:	Mortimer B. Zuckerman
	Title:	Chairman

The undersigned hereby acknowledges and

consents to the provisions of Sections 4(b) and 34(c):

Fidelity National Title Insurance Company,

as Escrow Agent

By:	/s/ Nick DeMartini
Name:	Nick DeMartini
Title:	SVP